Exhibit 2.1

Execution Copy

MERGER AGREEMENT

among

SCHYAN EXPLORATION INC./EXPLORATION SCHYAN INC.,

AND

SCHYAN SUB, INC.

AND

TRULIEVE, INC.

SEPTEMBER 11, 2018

-i-

(Cont’d.)

-ii-

(Cont’d.)

-iii-

(Cont’d.)

-iv-

MERGER AGREEMENT

This Agreement and Plan of Merger (this “Agreement”) is entered into on September 11, 2018 by and between Schyan Exploration Inc./Exploration Schyan Inc. (“Schyan”), an Ontario corporation, Trulieve, Inc. (the “Company”), a Florida corporation, and Schyan Sub, Inc., a Florida corporation (“Subco”).

WHEREAS, at the Effective Time (as hereinafter defined), Schyan, among other things, will complete the Share Structure Amendment (as hereinafter defined) whereby Schyan will redesignate Schyan Common Shares (as hereinafter defined) into Subordinate Voting Shares (as hereinafter defined) and amend the terms thereof, and create the Multiple Voting Shares (as hereinafter defined) and Super Voting Shares (as hereinafter defined);

AND WHEREAS the Parties (as hereinafter defined) have agreed, subject to the satisfaction of certain conditions precedent, that Subco will merge with and into the Company, pursuant to which, among other things: (i) shares of Company Common Stock (as hereinafter defined) held by (A) holders outside the United States and (B) certain holders inside the United States that are Private Placement Shareholders (as hereinafter defined) will be exchanged for Subordinate Voting Shares (as hereinafter defined); (ii) shares of Company Common Stock held by certain principals of the Company in the United States will be exchanged for Super Voting Shares (as hereinafter defined); and (iii) shares of Company Common Stock held by other holders in the United States (that are existing Company Shareholders and not Private Placement Shareholders) will be exchanged for Multiple Voting Shares (as hereinafter defined);

AND WHEREAS, after the Effective Time (as hereinafter defined), Schyan will, among other things, (i) complete the Name Change (as hereinafter defined) and (ii) complete the Continuance (as hereinafter defined);

AND WHEREAS the Parties intend that, for U.S. federal income tax purposes, the Business Combination (as hereinafter defined) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that each of Schyan, Subco and the Company are “parties to a reorganization” within the meaning of Section 368(b) of the Code, that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) as provided in Section 2.15, and Schyan shall be treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

AND WHEREAS the Parties wish to make certain representations, warranties, covenants and agreements in connection with the Business Combination;

NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

In this Agreement (including the preamble, recitals and each Schedule hereto), the following terms have the meanings ascribed thereto as follows:

“Advisers” when used with respect to any Person, shall mean such Person’s directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

“Affiliate” has the meaning specified in the OBCA.

“Agency Agreement” means the agency agreement dated August 27, 2018 among the Company, Schyan and the Agents in respect of the Private Placement.

“Agents” means, collectively, Canaccord Genuity Corp. and GMP Securities L.P.

“Agreement” means this Agreement and any instrument supplemental or ancillary hereto; and the expressions “Article”, “Section”, and “Subsection” followed by a number means and refer to the specified Article, Section or Subsection of this Agreement.

“Applicable Securities Laws” means applicable securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law, in force from time to time.

“Articles of Merger and Plan of Merger” means the articles of merger and plan of merger, copies of which are attached hereto as Exhibit A, to be filed with the Florida Department of State to effect the Merger.

“Associate” has the meaning ascribed to such term in the OBCA.

“BCBCA” means the Business Corporations Act (British Columbia).

“Breaching Party” has the meaning given to the term in Subsection 9.1(b).

“Broker Warrants” means the warrants to purchase 535,446 shares of Company Common Stock issued to the Agents in connection with the Private Placement pursuant to the terms of the Agency Agreement, with each warrant entitling the holder thereof to acquire one (1) share of Company Common Stock at an exercise price equal to Cdn$6.00 pursuant to the terms of the broker warrant certificate issued by the Company.

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Toronto, Ontario or in the State of Florida.

“Business Combination” means the completion of the steps set out in Article 2 of this Agreement, including the Merger, on the basis set out in this Agreement resulting in the reverse takeover of Schyan by the Company.

“Canadian Resident Shareholder” means a beneficial holder of shares of the Company who, for purposes of the Income Tax Act (Canada), is either resident in Canada or a “Canadian partnership”.

“Canadian Securities Laws” means all applicable securities Laws in Canada and the respective rules and regulations made thereunder, together with applicable published policy statements, instruments, orders and rulings of the securities regulatory authorities in such applicable jurisdictions having the force of law.

“Casino Property Purchase Agreement” means a purchase agreement between Schyan and a former director and officer of Schyan dated August 29, 2008 pursuant to which Schyan acquired 22 mining claims located in the Township of Cadillac, county of Abitibi, in the Province of Québec, for a purchase price of Cdn$100,000, which was paid by the issuance of 1,000,000 Schyan Common Shares at a price of Cdn$0.10 per Schyan Common Share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Trulieve, Inc., a corporation existing under the Laws of Florida.

“Company Closing Documents” means the documents required to be delivered to Schyan by the Company pursuant to Section 8.2 hereof.

“Company Common Stock” means the common stock in the capital of the Company, par value US$0.001 per share.

“Company Listing Statement Disclosure” has the meaning given to the term in Subsection 2.4(d).

“Company Meeting” means the meeting of the Company Shareholders for the approval of the Company Meeting Matters.

“Company Meeting Matters” means the approval by the Company Shareholders of the Merger, this Agreement and the Articles of Merger and Plan of Merger, and such other matters necessary to consummate the Business Combination.

“Company Preferred Stock” means the preferred stock of the Company, par value US$0.001 per share.

“Company Reorganization” means the completion of the Company Share Split, immediately followed by the Subscription Receipt Conversion, prior to the Effective Time.

“Company Shareholders” means holders of the Company Common Stock.

“Company Shareholders Agreement” means the Shareholders Agreement and Directors’ Consent of George Hackney, Inc., dated April 11, 2016, as amended, between the Company and each of the holders of the Company Common Stock.

“Company Share Split” means the split of the shares of Company Common Stock by way of dividend, whereby Company Shareholders will receive 149 additional shares of Company Common Stock for each one (1) share of Company Common Stock held prior to the implementation of the split.

“Company Warrants” means the warrants to purchase shares of Company Common Stock issued and outstanding, entitling the holders to acquire such number of shares of Company Common Stock, in the aggregate, as is equivalent to 8.0% of the issued and outstanding share capital of the Company at an exercise price per share to be determined had the Company had a market cap value of US$500,000,000, subject to adjustments, pursuant to the terms of the applicable warrant certificates.

“Confidential Information” means any information concerning the Disclosing Party or its business, properties and assets made available to the Receiving Party; provided that it does not include information which: (a) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 10.7 by the Receiving Party; or (b) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that, to the reasonable knowledge of the Receiving Party, such source was not bound by a duty of confidentiality to the Disclosing Party or another Party with respect to such information.

“Continuance” means the continuance of Schyan from the OBCA to the BCBCA, in accordance with the Schyan Meeting Materials.

“Contract” means, with respect to a Person, any contract, instrument, permit, concession, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding, whether written or oral, to which the Person is a Party or by which, to the knowledge of such Person, the Person or its property and assets is bound or affected.

“CSE” means the Canadian Securities Exchange.

“Disclosing Party” means any Party or its Advisers disclosing Confidential Information to the Receiving Party.

“Dissenting Shares” has the meaning given to the term in Subsection 2.12(a).

“Effective Date” means the effective date of the Merger, which shall be the date set forth in the Articles of Merger and Plan of Merger.

“Effective Time” means the time set out in the Articles of Merger and Plan of Merger for the Merger (Florida time) on the Effective Date.

“Employee” means an officer or employee of the Company or a Person providing services in the nature of an employee to the Company.

“Employee Plans” means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, maintained for employees, including, without limitation: (i) any employee benefit plan or material fringe benefit plan; (ii) any retirement savings plan, pension plan or compensation plan, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement income plan; (iii) any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including without limitation unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees, individuals working on contract, or other individuals providing services of a kind normally provided by employees; and (iv) where applicable, all statutory plans, including, without limitation, the Canada or Québec Pension Plans.

“Environmental Laws” means Laws regulating or pertaining to the generation, discharge, emission or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such Laws are amended and in effect as of the date hereof.

“Escrow Agreement” means the escrow agreement to be entered into among a licensed third party trustee, as escrow agent, the Resulting Issuer and certain shareholders of the Resulting Issuer, including the Company Shareholders who have exchanged their shares of Company Common Stock for Resulting Issuer Shares in connection with the Business Combination, who are required to have their Resulting Issuer Shares placed into escrow in compliance with the requirements of the CSE or Applicable Securities Laws.

“Escrowed Proceeds” means the proceeds from the Private Placement (less certain commissions and expenses of the Agents in connection therewith) held in escrow with an escrow agent until the satisfaction of the escrow release conditions in respect thereof, as set forth in the Subscription Receipt Agreement.

“FBCA” means the Florida Business Corporation Act.

“Government” means: (i) the government of Canada, the United States or any other foreign country; (ii) the government of any Province, State, county, municipality, city, town, or district of Canada, the United States or any other foreign country; and (iii) any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (i) and (ii), and for greater certainty, includes the CSE.

“Government Authority” means and includes, without limitation, any Government or other political subdivision of any Government, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the CSE.

“Government Official” means: (i) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Government Authority; (ii) any salaried political party official, elected member of political office or candidate for political office; or (iii) any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulfide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any applicable Environmental Law.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“include” or “including” shall be deemed to be followed by the words “without limitation”.

“Laws” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Government Authority applicable to the Company, Schyan or Subco.

“Letter of Intent” means the letter agreement between the Company and Schyan, dated June 19, 2018, with respect to the proposed transaction between the Company and Schyan, at an agreed valuation of each of Schyan and the Company.

“Knowledge of Schyan” or “to Schyan’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Lisa McCormack and/or Arvin Ramos.

“Knowledge of the Company” or “to the Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Kim Rivers.

“Listing Statement” means the Listing Statement of Schyan in the form prescribed by CSE Form 2A, which shall be filed on SEDAR prior to the Effective Date.

“Material Adverse Change” or “Material Adverse Effect” with respect to Schyan, Subco or the Company, as the case may be, means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of Schyan, Subco or the Company, as the case may be, on a consolidated basis. The foregoing shall not include any change or effect attributable to: (i) any matter that has been disclosed in writing to the other Parties or any of their Advisers by a Party or any of its Advisers in connection with this Agreement; (ii) changes relating to general economic, political or financial conditions; or (iii) relating to the state of securities markets in general.

“Mergeco” means the Company following the Merger, which shall be the surviving corporation of the Merger, to be named “Trulieve, Inc.”, formed pursuant to the laws of Florida.

“Merger” means the merger of Subco with and into the Company pursuant to the provisions of the FBCA in the manner contemplated in and pursuant to the terms and conditions of this Agreement.

“Multiple Voting Shares” means the class of common shares in the capital of the Resulting Issuer having the terms set forth in Schedule 5.

“MVS Shareholders” means certain U.S. resident holders of shares of Company Common Stock as set forth in Schedule 2 attached hereto, and for greater certainty does not include any Private Placement Shareholders.

“Name Change” means an amendment to the articles of Schyan to change of the name of Schyan from “Schyan Exploration Inc./Exploration Schyan Inc.” to “Trulieve Cannabis Corp.” or such other name as the directors of Schyan, in their sole discretion, may determine and as may be acceptable to the Director appointed under the OBCA, approved by the Schyan Shareholders at the Schyan Meeting, in accordance with the Schyan Meeting Materials.

“Non-Breaching Party” has the meaning given to the term in Subsection 9.1(b).

“OBCA” means the Business Corporations Act (Ontario).

“Party” means each of the Company, Schyan and Subco and “Parties” means the Company, Schyan and Subco.

“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity.

“Post-Merger Reorganization” means the completion of the Share Exchange, immediately following the Effective Time.

“Private Placement” means the issuance of 10,927,500 Subscription Receipts completed on August 27, 2018 by way of a best efforts private placement by the Company, directly and through the Agents, at a price of Cdn$6.00 per Subscription Receipt for aggregate gross proceeds to the Company of Cdn$65,565,500.

“Private Placement Shareholders” means the holders of shares of Company Common Stock that acquire such shares upon automatic conversion of the Subscription Receipts issued in the Private Placement.

“Receiving Party” means any Party or its Advisers receiving Confidential Information from a Disclosing Party.

“Resulting Issuer” has the meaning given to the term in Section 2.9 hereof.

“Resulting Issuer Broker Warrants” means the warrants to purchase Resulting Issuer Shares for which Broker Warrants shall be exchanged as provided in Section 2.7 hereof, with each such Resulting Issuer Broker Warrant being exercisable to acquire the same number and class of Resulting Issuer Shares that the holder would have acquired pursuant to the Merger as if such Broker Warrants had been exercised for the underlying shares of Company Common Stock immediately prior to the Merger, and having the same economic value as the Broker Warrants.

“Resulting Issuer Director Matters” means (i) the special resolution of the Schyan Shareholders passed at the Schyan Meeting determining the number of directors of the Resulting Issuer and the number of directors elected at the Schyan Meeting to be six and empowering the directors of the Resulting Issuer, by resolution of the directors, to determine the number of directors within the minimum and maximum number set out in the articles of incorporation of the Resulting Issuer, and (ii) the election of the directors of the Resulting Issuer, as set forth in the Schyan Meeting Materials.

“Resulting Issuer Directors” has the meaning given to the term in Section 2.9.

“Resulting Issuer Officers” has the meaning given to the term in Section 2.9.

“Resulting Issuer Shares” means collectively the Subordinate Voting Shares, the Super Voting Shares and the Multiple Voting Shares.

“Resulting Issuer Stock Option Plan” means the stock option and incentive plan adopted by Schyan, and approved by the Schyan Shareholders at the Schyan Meeting, and effective after the Effective Time.

“Resulting Issuer Warrants” means the warrants to purchase Resulting Issuer Shares for which Company Warrants shall be exchanged as provided in Section 2.7 hereof, with each such Resulting Issuer Warrant being exercisable to acquire the same number and class of Resulting Issuer Shares that the holder would have acquired pursuant to the Merger as if such Company Warrants had been exercised for the underlying shares of Company Common Stock immediately prior to the Merger, and having the same economic value as the Company Warrants.

“Schyan” means Schyan Exploration Inc./Exploration Schyan Inc., a corporation existing under the Laws of the Province of Ontario.

“Schyan Agreements” means (i) this Agreement, (ii) a registrar and transfer agency agreement dated as of August 21, 2008 between Schyan and Capital Transfer Agency ULC; and (iii) the Casino Property Purchase Agreement.

“Schyan Asset Transfer” means the transfer of all of Schyan’s existing mineral assets (including, without limitation the Casino property) to Tullamore Exploration Inc. in exchange for the payment of Cdn$1.00.

“Schyan Closing Documents” means the documents required to be delivered to the Company by Schyan pursuant to Section 8.3 hereof.

“Schyan Common Shares” means the common shares in the capital of Schyan, no par value.

“Schyan Debt Settlement” means the settlement by Schyan of not less than Cdn$350,000 of indebtedness through the issuance of up to 8,750,000 Schyan Common Shares (or such other number as may be agreed to by the Parties prior to the Effective Time).

“Schyan Director Matters” means (i) the special resolution of the Schyan Shareholders passed at the Schyan Meeting determining the number of directors of Schyan and the number of directors elected at the Schyan Meeting to be three and empowering the directors of Schyan, by resolution of the directors, to determine the number of directors within the minimum and maximum number set out in the articles of incorporation of Schyan, and (ii) the election of the directors of Schyan, as set forth in the Schyan Meeting Materials.

“Schyan Meeting” means the annual and special meeting of the shareholders of Schyan, held on August 15, 2018 for the approval of the Schyan Meeting Matters.

“Schyan Meeting Materials” means the notice of annual and special meeting and information circular of Schyan dated July 18, 2018 filed on SEDAR and distributed to Schyan Shareholders in connection with the Schyan Meeting.

“Schyan Meeting Matters” means, inter alia, the following items approved at the Schyan Meeting with respect to Schyan, all in accordance with the Schyan Meeting Materials:

(a) the receipt and consideration of the audited financial statements of Schyan for the years ended December 31, 2014, 2015, 2016 and 2017 and the report of the auditors thereon;

(b) the Schyan Director Matters;

(c) the appointment of UHY McGovern Hurley LLP as the auditors of Schyan and the authorization of the directors to fix the remuneration of such auditors;

(d) the Resulting Issuer Director Matters;

(e) the appointment of MNP LLP as the auditors of the Resulting Issuer to hold office following the Effective Time and to authorize the directors of the Resulting Issuer to fix the remuneration of such auditors;

(f) the adoption of the Resulting Issuer Stock Option Plan, effective following the Effective Time;

(g) the Name Change;

(h) the Share Structure Amendment; and

(i) the Continuance.

“Schyan Reorganization” means the completion of the Schyan Share Consolidation, immediately followed by the Share Structure Amendment, prior to the Effective Time.

“Schyan Shareholders” means the holders of Schyan Common Shares.

“Schyan Securities Documents” has the meaning given to the term in Section 3.4(a).

“Schyan Share Consolidation” means the consolidation of the Schyan Common Shares on the basis of a rate to be determined immediately prior to implementation thereof on the basis of the then current number of Schyan Common Shares issued and outstanding, the purchase price of Cdn$6.00 per Subscription Receipt in the Private Placement, and the valuation of Schyan at Cdn$1,200,000.

“Schyan Stock Option Plan” means the current stock option plan of Schyan approved by the Schyan Shareholders on June 24, 2014, as disclosed in the Schyan Securities Documents.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Share Exchange” means the automatic exchange of Subordinate Voting Shares held by the SUB Shareholders listed in rows 1-44 of Schedule 3 for Multiple Voting Shares on the basis of one (1) Multiple Voting Shares for each 100 Subordinate Voting Shares held. Fractional Multiple Voting Shares will be retained by such SUB Shareholders and no rounding of such fractional Multiple Voting Shares will occur. Such Multiple Voting Shares are convertible, at the election of the holder, into Subordinate Voting Shares (subject to the terms of the Multiple Voting Shares set forth in Schedule 5 hereto).

“Share Structure Amendment” means the amendment to the articles of Schyan providing for the redesignation of the Schyan Common Shares as the Subordinate Voting Shares and the amendment of their terms, and the creation of the Super Voting Shares and the Multiple Voting Shares, in accordance with the Schyan Meeting Materials.

“SUB Shareholders” means holders of shares of Company Common Stock as set forth in Schedule 3 attached hereto, and for greater certainty includes the Private Placement Shareholders.

“Subco” means Schyan Sub, Inc., a direct, wholly-owned subsidiary of Schyan incorporated under the FBCA on September 10, 2018 for the sole purpose of effecting the Merger in connection with the Business Combination.

“Subco Merger Resolution” means the resolution of Schyan, as sole shareholder of Subco, approving the Merger and adopting the Agreement.

“Subco Shares” means all of the outstanding shares of common stock of Subco.

“Subordinate Voting Shares” means the class of common shares in the capital of the Resulting Issuer having the terms set forth in Schedule 4.

“Subscription Receipts” means the subscription receipts of the Company issued under the Private Placement, each automatically convertible into one (1) share of Company Common Stock for no additional consideration in accordance with their terms upon satisfaction of the applicable escrow release conditions prior to the Merger.

“Subscription Receipt Agreement” means the subscription receipt agreement among the Company, the Agents and Odyssey Trust Company setting out the terms and conditions of the Subscription Receipts.

“Subscription Receipt Conversion” means the automatic conversion of the Subscription Receipts into shares of Company Common Stock for no additional consideration upon satisfaction of the applicable escrow release conditions pursuant to the terms and conditions of the Subscription Receipts and the Subscription Receipt Agreement, all occurring prior to the Merger.

“subsidiary” means, with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a subsidiary.

“Super Voting Shares” means the class of common shares in the capital of the Resulting Issuer having the terms set forth in Schedule 6.

“SVS Shareholders” means certain U.S. resident holders of shares of Company Common Stock as set forth in Schedule 1 attached hereto, and for greater certainty does not include any Private Placement Shareholders.

“Taxes” means all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto.

“Tax Return” means all returns, amended returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority with jurisdiction over the applicable Party.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

ARTICLE 2

BUSINESS COMBINATION

2.1 Agreement to Merge

Upon the terms and subject to the conditions contained in this Agreement, the Parties hereby agree that Subco shall merge with and into the Company at the Effective Date and the Company shall be the surviving corporation from the Merger and shall be Mergeco. Schyan shall, in its capacity as the sole shareholder of Subco, approve the Merger as soon as reasonably practicable on or before the Effective Date but in all instances prior to the filing of the Articles of Merger and Plan of Merger with the Florida Department of State.

2.2 Schyan Asset Transfer, Schyan Debt Settlement and Schyan Agreements

Prior to the Effective Time, Schyan shall take all necessary steps to give effect to and implement the Schyan Asset Transfer, the Schyan Debt Settlement and the assignment or termination of the Schyan Agreements (other than this Agreement), each in a manner acceptable to the Company, acting reasonably.

2.3 Private Placement of Subscription Receipts and Exemption for Other Company Shareholders

(a) Prior to the Effective Time, the Private Placement shall have been closed. Pursuant to the Private Placement, certain investors will subscribe for Subscription Receipts, with each Subscription Receipt representing the right of the holder thereof to receive, under the circumstances set forth in the terms attached to the Subscription Receipts, one (1) share of Company Common Stock (following the implementation of the Company Share Split), without any further act or formality, and for no additional consideration, upon the satisfaction (or waiver) of the escrow release conditions set forth in the Subscription Receipt Agreement.

(b) Each Company Shareholder that is not a Private Placement Shareholder may, as a condition of receiving Resulting Issuer Shares upon completion of the Business Combination, be required to deliver a certificate in a form satisfactory to the Company and Schyan (i) as to their status as an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act (if such Company Shareholder is in the United States) or (ii) or confirming that such Shareholder is outside the United States, together with any supporting information as reasonably requested by the Company or Schyan in order to confirm their status and the availability of an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws for the issuance of such Subordinate Voting Shares to such holder.

(c) The parties acknowledge that the CSE may require some or all of the Resulting Issuer Shares issued to the Company Shareholders to be held in escrow pursuant to CSE policies and the terms of the Escrow Agreement. The parties further acknowledge and agree that the Resulting Issuer Shares are being issued to the Company Shareholders pursuant to an exemption from prospectus requirements of Applicable Securities Laws in Canada and that such Resulting Issuer Shares may be subject to resale restrictions. The parties further acknowledge and agree that the Resulting Issuer Shares are being issued to the Company Shareholders in the United States pursuant to an exemption from the registration requirements of the U.S. Securities and applicable state securities Laws, and that the Resulting Issuer Shares will be “restricted securities” as such term is defined in Rule 144 under the U.S. Securities Act.

2.4 Listing Statement and Schyan Meeting

(a) Promptly after the execution of this Agreement, the Company and Schyan jointly shall prepare and complete the Listing Statement together with any other documents required by Applicable Securities Laws and other applicable Laws and the rules and policies of the CSE in connection with the Business Combination, and Schyan shall, as promptly as reasonably practicable after obtaining the approval of the CSE, cause the Listing Statement, as finally approved by Schyan and the Company, to be filed on SEDAR.

(b) Schyan established a record date for (both for notice of, and voting at, the Schyan Meeting), called, given notice of, convened and held the Schyan Meeting. The Schyan Shareholders have approved the Schyan Meeting Matters.

(c) The Company shall establish a record date for (both for notice of, and voting at, the Company Meeting), call, give notice of, convene and hold the Company Meeting (or circulate a written resolution for the Company Shareholders to consider), and shall send out the Company Meeting materials and such other documents as may be necessary or desirable to the Company Shareholders, as soon as reasonably practicable following the execution of this Agreement. Prior to the Effective Time, the Company Shareholders shall have approved the Company Meeting Matters.

(d) Schyan represents, warrants and covenants that the Schyan Meeting Materials comply in all material respects with, and the Listing Statement will comply in all material respects with, all applicable Laws (including Applicable Securities Laws), and, without limiting the generality of the foregoing, that the Listing Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that Schyan shall not be responsible for the information relating to the Company or the Resulting Issuer that is furnished in writing by the Company for inclusion in the Listing Statement (collectively, the “Company Listing Statement Disclosure”).

(e) Except as otherwise provided in Section 4.15(b), the Company represents and warrants that any Company Listing Statement Disclosure will comply in all material respects with all applicable Laws (including Applicable Securities Laws), and, without limiting the generality of the foregoing, that the Company Listing Statement Disclosure shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(f) Prior to filing the Listing Statement, the Company, Schyan and their respective legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Listing Statement and other documents related thereto, and reasonable consideration shall be given to any comments made by the Company, Schyan and their respective counsel, provided that all information relating solely to Schyan included in the Listing Statement shall be in form and content satisfactory to Schyan, acting reasonably, and all information relating solely to the Company included in the Listing Statement shall be in form and content satisfactory to the Company, acting reasonably.

(g) Schyan and the Company shall promptly notify each other if at any time before the date of filing in respect of the Listing Statement, any Party becomes aware that the Listing Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Listing Statement and the Parties shall cooperate in the preparation of any amendment or supplement to such document, as the case may be, as required or appropriate.

(h) Each of Schyan and the Company covenants and agrees with the other that:

(i) it will furnish promptly to the other Parties, as applicable, a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with: (A) the Schyan Meeting Matters; (B) the Company Meeting Matters; (C) any filings under Applicable Securities Laws; and (D) any dealings with regulatory agencies in connection with the Business Combination and the transactions contemplated herein; and

(ii) it will immediately notify the other Parties of any legal or Government action, suit, judgment, investigation, injunction, complaint, action, suit, motion, judgement, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Government Authority or other regulatory body, whether actual or threatened, with respect to the Business Combination or which could otherwise delay or impede the transactions contemplated hereby.

2.5 Company Reorganization

Prior to the Effective Time and prior to the occurrence of the events set forth in Section 2.7, the Company Reorganization shall have been completed.

2.6 Schyan Reorganization

Prior to the Effective Time and prior to the occurrence of the events set forth in Section 2.7, the Schyan Reorganization shall have been completed.

2.7 Merger Events

Subject to the terms and conditions set forth in this Agreement, upon the Articles of Merger and Plan of Merger being filed with and accepted by the Florida Department of State, the following shall be deemed to have occurred sequentially at the Effective Time, without any further action by or notice to the Company, Schyan, or the holders of any Company Common Stock, Broker Warrants or Company Warrants, respectively:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a SUB Shareholder (other than an SVS Shareholder, an MVS Shareholder, or a Canadian Resident Shareholder) shall be exchanged by such SUB Shareholder for one (1) fully paid and non-assessable Subordinate Voting Share, such that the SUB Shareholders shall have the number of Subordinate Voting Shares as set out in Schedule 3 hereto;

(b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by an SVS Shareholder shall be exchanged by such SVS Shareholder for one (1) fully paid and non-assessable Super Voting Share, such that the SVS Shareholders shall have the number of Super Voting Shares as set out in Schedule 1 hereto;

(c) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by an MVS Shareholder shall be exchanged by such MVS Shareholder for one (1) fully paid and non-assessable Multiple Voting Share, such that the MVS Shareholders shall have the number of Multiple Voting Shares as set out in Schedule 2 hereto;

(d) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Canadian Resident Shareholder shall be transferred by such Canadian Resident Shareholders to Schyan in exchange for one (1) fully paid and non-assessable Subordinate Voting Share;

(e) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall convert into one (1) share of common stock of Mergeco;

(f) each Broker Warrant outstanding immediately prior to the Effective Time shall be exchanged by the holder thereof for one (1) Resulting Issuer Broker Warrant on economically equivalent terms;

(g) each Company Warrant outstanding immediately prior to the Effective Time shall be exchanged by the holder thereof for one (1) Resulting Issuer Warrant on economically equivalent terms;

(h) all Broker Warrants and Company Warrants exchanged for Resulting Issuer Broker Warrants and Resulting Issuer Warrants, respectively, in accordance with Subsections 2.7(f) and 2.7(g) hereof shall be cancelled; and

(i) Mergeco shall be a wholly-owned subsidiary of the Resulting Issuer.

2.8 Share Certificates

On the Effective Date:

(a) the original share certificate of Subco registered in the name of Schyan shall be cancelled and the Resulting Issuer shall be issued a share certificate for the number of shares of common stock of Mergeco deemed transferred to the Resulting Issuer as provided in Section 2.7 hereof;

(b) subject to the treatment of Dissenting Shares (as defined below) in Section 2.12 hereof, if any, certificates or other evidence representing the shares of Company Common Stock, Broker Warrants and Company Warrants shall cease to represent any claim upon or interest in the Company other than the right of the applicable holder to receive, pursuant to the terms hereof, Subordinate Voting Shares, Super Voting Shares, Multiple Voting Shares, Resulting Issuer Broker Warrants, Resulting Issuer Warrants and shares of common stock of Mergeco, as applicable, in accordance with Section 2.7 hereof; and

(c) the certificates representing, or evidence of ownership on the Company’s share or securities register of, shares of Company Common Stock, Broker Warrants and Company Warrants, which have been exchanged for Subordinate Voting Shares, Super Voting Shares, Multiple Voting Shares, Resulting Issuer Broker Warrants, Resulting Issuer Warrants and shares of common stock of Mergeco, as applicable, in accordance with the provisions of Section 2.7 hereof, shall be deemed cancelled and, the Resulting Issuer shall on the Effective Date, or as soon as practicable thereafter, deliver to each such holder certificates representing the number of Subordinate Voting Shares, Super Voting Shares, Multiple Voting Shares, Resulting Issuer Broker Warrants, Resulting Issuer Warrants or shares of common stock of Mergeco, as applicable, to which such holder is entitled; provided that, in the case of the Subordinate Voting Shares the same may be (i) in certificated form, or (ii) in uncertificated form either (A) registered in the name of CDS Clearing and Depository Services Inc. (“CDS”) or its nominee and held by, or on behalf of, CDS, as depositary for the participants of CDS or (B) as electronic direct registration of securities in the holder’s name on the books of the Resulting Issuer’s transfer agent.

2.9 Resulting Issuer

In accordance with the approval of the Schyan Shareholders of the Resulting Issuer Director Matters at the Schyan Meeting, Schyan will, upon completion of the Business Combination, be known as Trulieve Cannabis Corp. (the “Resulting Issuer”), and its articles will provide that it will have a minimum of one (1) director and a maximum of ten (10) directors and the following will be the directors (the “Resulting Issuer Directors”) and officers (the “Resulting Issuer Officers”) of the Resulting Issuer immediately following the completion of the Merger:

Directors

Kim Rivers (Chairman)

Benjamin Atkins

Thad Beshears

George Hackney

Richard May

Michael J. O’Donnell Sr.

Officers

Name	Title

Kim Rivers	Chief Executive Officer

Mohan Srinivasan	Chief Financial Officer

Kevin Darmody	Investor Relations

Jason Pernell	Chief Information Officer

Craig Kirkland	Research and Development Manager

2.10 Merged Corporation

Unless otherwise determined in accordance with applicable Law by Mergeco or its shareholders, the following provisions will apply:

(a) Number of Directors. The board of directors of Mergeco shall consist of a minimum of one (1) director and a maximum of eleven (11) directors.

(b) Officers and Directors. As of the Effective Time, the number of initial directors of Mergeco and the individuals so appointed shall be the same as the Resulting Issuer Directors. As of the Effective Time, the initial officers of Mergeco, their titles and the persons so appointed shall be the same as the Resulting Issuer Officers.

(c) Fiscal Year. The fiscal year end of Mergeco shall be December 31 in each year, unless and until changed by resolution of the board of directors.

(d) Name. The name of Mergeco shall be “Trulieve, Inc.” or such other name as determined by the Resulting Issuer.

(e) Registered Office. The registered office of Mergeco in the State of Florida shall be the registered office of the Company in effect immediately prior to the Effective Time.

(f) Authorized Capital. The authorized capital of Mergeco immediately after the Effective Time shall be the same as the authorized capital of Subco as provided in Subco’s articles of incorporation immediately prior to the Effective Time.

(g) Articles of Incorporation and Bylaws. The articles of incorporation and the bylaws of Mergeco immediately after the Effective Time shall be the same as the articles of incorporation and bylaws of Subco immediately prior to the Effective Time with any amendments thereto as may be necessary to give effect to this Agreement.

(h) Business and Powers. There shall be no restriction on the business that Mergeco may carry on or on the powers that Mergeco may exercise.

2.11 Fractional Shares.

No fractional Subordinate Voting Shares, Super Voting Shares or Multiple Voting Shares will be issued or delivered pursuant to the Merger (provided that fractional Multiple Voting Shares will be issued and delivered upon the occurrence of the Share Exchange following completion of the Merger). For purposes of the deemed exchanges described in Section 2.7, where a Company Shareholder holds fractional shares of Company Common Stock immediately prior to the Effective Time, the aggregate number of Company Common Stock held by such Company Shareholder immediately prior to the Effective Time (but after the Share Split) shall be rounded down to the next lowest number and no consideration will be paid in lieu thereof. In calculating such fractional interests, all securities of the Resulting Issuer registered in the name of, or beneficially held, by a securityholder or their nominee shall be aggregated.

2.12 Dissenting Shares

(a) For purposes of this Agreement, “Dissenting Shares” means shares of Company Common Stock held as of the Effective Time by a Company Shareholder who has not voted such shares of Company Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded in accordance with Section 607.1321 of the FBCA and, after the Effective Time, have been duly perfected and not effectively withdrawn or forfeited in accordance with Section 607.1323 of the FBCA. Dissenting Shares shall not be deemed exchanged for or represent the right to receive Subordinate Voting Shares, Super Voting Shares or Multiple Voting Shares, as applicable, under Section 2.7 unless such Company Shareholder’s right to appraisal shall have been forfeited or withdrawn in accordance with the FBCA. If such Company Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares or a court of competent jurisdiction has determined that such Company Shareholder is not entitled to the relief provided by Section 607.1321 of the FBCA, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed exchanged for and represent the right to receive the Subordinate Voting Shares, Super Voting Shares or Multiple Voting Shares, as applicable, issuable in respect of such shares of Company Common Stock pursuant to Section 2.7, and (ii) Schyan shall deliver or cause to be delivered to such Company Shareholder certificates representing the Subordinate Voting Shares, Super Voting Shares or Multiple Voting Shares, as applicable, to which such holder is entitled pursuant to Sections 2.7 and 2.8.

(b) The Company shall give Schyan prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, without the prior written consent of Schyan, make any payment for Dissenting Shares or offer to settle or settle any demands for payment for Dissenting Shares; provided, however, that the consent of Schyan is not required where (i) such payment or settlement is not in excess of the Company’s offer set forth in the applicable appraisal notice delivered under Section 607.1322 of the FBCA, or (ii) such payment is compelled by a court of competent jurisdiction.

2.13 Effect of Merger

At the Effective Time:

(a) Subco shall merge with and into the Company under the FBCA with the Company continuing as the surviving corporation, as Mergeco, subsequent to the Merger in accordance with the terms and conditions prescribed in this Agreement;

(b) all of the property, assets, rights and privileges of the Company and Subco shall become the property, assets, rights and privileges of Mergeco, and all of the liabilities and obligations of the Company and Subco shall become the liabilities and obligations of Mergeco;

(c) the articles of incorporation of Mergeco shall be amended and restated to substantially mirror the articles of incorporation of Subco in effect immediately prior to the Effective Time and the bylaws of Mergeco shall be amended and restated to substantially mirror the bylaws of Subco in effect immediately prior to the Effective Time; provided, however, in each instance the name of Mergeco shall remain “Trulieve, Inc.”; and

(d) the officers and directors of Mergeco shall be those individuals described in Section 2.10 hereof.

2.14 Filing of Articles of Merger and Plan of Merger

Following the approval of the Merger by the shareholders of each of the Company and Subco and subject to the satisfaction or waiver of all of the conditions precedent set forth herein, the Company shall file the Articles of Merger and Plan of Merger and such other documents as required under the FBCA with the Florida Department of State to effect the Merger pursuant to the FBCA on the Effective Date.

2.15 U.S. Tax Treatment

For U.S. federal income tax purposes, this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each Party agrees that, for U.S. federal income tax purposes, (a) it shall treat the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; (b) that it shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and it shall not take any tax reporting position inconsistent with such treatment for U.S. federal, state and other relevant tax purposes; (c) the Company, Schyan and Subco are “parties to a reorganization” within the meaning of Section 368(b) of the Code; (d) it shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulation Section 1.368(a)-3 in connection with the Merger; and (e) it shall otherwise use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the Merger and at all times from and after the Effective Date, the Parties agree to treat Schyan as a United States domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. No Party shall take any action, fail to take any action, cause any action to be taken or cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent (1) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (2) Schyan from being treated as a United States domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Each Party hereto agrees to act in good faith, consistent with the intent of the Parties and the intended U.S. federal income tax treatment of the Merger as set forth in this Section 2.15.

2.16 Canadian Tax Election

Schyan will jointly elect with each Canadian Resident Shareholder who requests that Schyan do so, in the form and within the time limits prescribed for such purposes, that the Canadian Resident Shareholder will be deemed pursuant to section 85 of the Income Tax Act (Canada) to have disposed of his, her or its shares of Company Common Stock at an elected amount to be determined by the Canadian Resident Shareholder. Schyan shall not be responsible for the proper completion of any section 85 election form nor, except for the obligation to sign and return duly completed election forms which are received within ninety (90) days after the Effective Date, for any taxes, interest or penalties resulting from the failure of a Canadian Resident Shareholder to complete or file such election forms properly in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, Schyan may choose to sign and return an election form received by it more than ninety (90) days following the Effective Date, but will have no obligation to do so.

2.17 Post-Merger Reorganization

Immediately following the Effective Time, the Post-Merger Reorganization shall automatically occur, without any further act or formality by the Resulting Issuer or the applicable SUB Shareholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SCHYAN AND SUBCO

Each of Schyan and Subco represents and warrants to and in favor of the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with entering into this Agreement and completing the transactions contemplated herein:

3.1 Organization and Good Standing

(a) Each of Schyan and Subco is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Schyan or Subco. Except for Subco, there are no other subsidiaries of Schyan. Subco has no subsidiaries.

(b) Schyan has the corporate power and authority to own, lease, or operate its assets and properties and to carry on its business as now conducted. Subco was incorporated for the sole purpose of effecting the Merger in connection with the Business Combination, and does not own, lease, or operate any assets or properties or carry on any business.

3.2 Consents, Authorizations, and Binding Effect

(a) Schyan and Subco may execute, deliver, and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i) the implementation of the Schyan Share Consolidation;

(ii) the implementation of the Schyan Structure Amendment;

(iii) the approval of the Merger by Schyan as sole shareholder of Subco;

(iv) the approval of the CSE for the listing of the Subordinate Voting Shares on the CSE, and for the Business Combination and other transactions contemplated hereby, as applicable;

(v) the filing of Articles of Merger and Plan of Merger with the Florida Department of State under the FBCA;

(vi) the filing of the documents prescribed under the OBCA to effect the appointment of the Resulting Issuer Directors and the Resulting Issuer Officers, the Name Change and the Share Structure Amendment;

(vii) the filing of the documents prescribed under the OBCA and BCBCA, as applicable, to effect the Continuance;

(viii) such other consents, approvals, authorizations and waivers, which have been obtained (or will be obtained prior to the Effective Date), and are (or will be at the Effective Time) unconditional and in full force and effect and notices which have been given on a timely basis; and

(ix) those which, if not obtained or made, would not prevent or delay the consummation of the Merger or the Business Combination or otherwise prevent each of Schyan and Subco from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on either Schyan or Subco.

(b) Each of Schyan and Subco has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Merger and the Business Combination, subject to the approval of the Subco Merger Resolution by Schyan by written resolution, as sole shareholder of Subco.

(c) The board of directors of Schyan has unanimously:

(i) approved the Business Combination and the execution, delivery and performance of this Agreement;

(ii) directed that the matters set out in the Schyan Meeting Materials be submitted to the Schyan Shareholders at the Schyan Meeting, and recommended approval thereof; and

(iii) approved the execution and delivery of the Subco Merger Resolution by Schyan.

(d) The board of directors of Subco has unanimously approved the Merger and the execution, delivery and performance of this Agreement, and has adopted the plan of Merger, recommended the plan of Merger to Schyan as the sole shareholder of Subco, and has approved the Subco Merger Resolution.

(e) This Agreement has been duly executed and delivered by each of Schyan and Subco and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid, and binding obligation of each of Schyan and Subco enforceable against each of them in accordance with its terms, except:

(i) as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(f) The execution, delivery, and performance of this Agreement will not:

(i) constitute a violation of the articles of incorporation or bylaws of Schyan or the articles of incorporation or bylaws of Subco;

(ii) conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under, or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which Schyan is a party or as to which any of its property is subject, except where the occurrence of any item described in this clause (ii) would not have a Material Adverse Effect on Schyan;

(iii) constitute a violation of any Law applicable or relating to Schyan or its business or Subco except for such violations which would not have a Material Adverse Effect on Schyan; or

(iv) result in the creation of any lien upon any of the assets of Schyan, other than such liens as would not have a Material Adverse Effect on Schyan.

(g) Neither Schyan nor any Affiliate or Associate of Schyan, nor to the Knowledge of Schyan, any director or officer of Schyan, beneficially owns or has the right to acquire a beneficial interest in any shares of Company Common Stock.

3.3 Litigation and Compliance

(a) There are no actions, suits, claims or proceedings, whether in equity or at Law, or any Government investigations pending or, to the Knowledge of Schyan, threatened:

(i) against or affecting Schyan or Subco, or with respect to or affecting any asset or property owned, leased or used by Schyan; or

(ii) which question or challenge the validity of this Agreement, the Merger or the Business Combination or any action taken or to be taken pursuant to this Agreement, the Merger or the Business Combination;

except for actions, suits, claims or proceedings which would not, in the aggregate, have a Material Adverse Effect on Schyan, nor, to the Knowledge of Schyan, is there any fact or circumstance that is reasonably likely to form the basis for any such action, suit, claim, proceeding or investigation.

(b) Schyan is conducting its business in compliance with, and is not in default or violation under, and has not received written notice asserting the existence of any default or violation under, any Law applicable to the business or operations of Schyan, except for non-compliance, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect on Schyan.

(c) Neither Schyan nor Subco, and no asset of Schyan or Subco, is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on Schyan or which is reasonably likely to prevent each of Schyan and Subco from materially performing its obligations under this Agreement.

(d) Since January 1, 2016, (i) each of Schyan and Subco has duly filed or made all reports and returns required to be filed by it with any Government Authority and (ii) has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Government, regulatory or otherwise) which are required in connection with the business and operations of Schyan as currently conducted, except where the failure to do so has not had and will not have a Material Adverse Effect on Schyan.

3.4 Public Filings; Financial Statements

(a) Schyan has filed all documents required pursuant to applicable Canadian Securities Laws (the “Schyan Securities Documents”). As of their respective dates, the Schyan Securities Documents complied in all material respects with the then applicable requirements of the Canadian Securities Laws (and all other Applicable Securities Laws) and, at the respective times they were filed, none of the Schyan Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Schyan has not filed any confidential disclosure reports which have not at the date hereof become public knowledge.

(b) The financial statements (including, in each case, any notes thereto) of Schyan for the years ended December 31, 2017 and 2016 and for the three month periods ended March 31, 2018 and 2017 included in the Schyan Securities Documents were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the assets, liabilities and financial condition of Schyan as of the respective dates thereof and the earnings, results of operations and changes in financial position of Schyan for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to customary year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Schyan Securities Documents, Schyan has not, since December 31, 2017, made any change in the accounting practices or policies applied in the preparation of its financial statements.

(c) Schyan is now, and on the Effective Date will be, a “reporting issuer” under Canadian Securities Laws in the Province of Ontario. Schyan is not currently in default in any material respect of any requirement of applicable Canadian Securities Laws and Schyan is not included on a list of defaulting reporting issuers maintained by the Ontario Securities Commission.

(d) There has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) since December 31, 2017 with the present or former auditors of Schyan.

(e) No order ceasing or suspending trading in securities of Schyan or prohibiting the sale of securities by Schyan has been issued that remains outstanding and, to the Knowledge of Schyan, no proceedings for this purpose have been instituted, or are pending, contemplated or threatened by any Government Authority.

(f) Schyan maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Other than the finder fee agreement with Generic Capital Corporation dated July 18, 2018, there are no contracts with Schyan, on the one hand, and: (i) any officer or director of Schyan; (ii) any holder of 5% or more of the equity securities of Schyan; or (iii) an Associate or Affiliate of a person in (i) or (ii), on the other hand.

3.5 Taxes

Since January 1, 2016, Schyan has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date hereof, all such Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the financial statements of

Schyan. Since January 1, 2016, no deficiency with respect to any unpaid Taxes has been proposed, asserted or assessed in writing by any Government against Schyan. There are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge of Schyan, threatened against Schyan in respect of Taxes or any matters under discussion with any Government relating to Taxes, in each case which are reasonably likely to have a Material Adverse Effect on Schyan, and no extensions of the time to assess any such Taxes are outstanding or pending. Since January 1, 2016, Schyan has withheld from each payment made to any of its employees, officers or directors, the amount of all Taxes required to be withheld therefrom and have paid the same to the proper tax or receiving officers within the time required under applicable Law. There are no liens for Taxes upon any asset of Schyan except liens for Taxes not yet due.

3.6 Pension and Other Employee Plans and Agreement

Other than the Schyan Stock Option Plan, Schyan does not maintain or contribute to any Employee Plan. The Schyan Stock Option Plan has been duly adopted by Schyan. There are no stock options awarded under the Schyan Stock Option Plan.

3.7 Labor Relations

(a) No employees of Schyan are covered by any collective bargaining agreement.

(b) There are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the Knowledge of Schyan, threatened with respect to the employees of Schyan; and (ii) to the best of Schyan’s Knowledge, there are no present or pending applications for certification (or the equivalent procedure under any applicable Law) of any union as the bargaining agent for any Employees of Schyan.

3.8 Contracts, Etc

(a) Other than the Schyan Agreements and the Agency Agreement, neither Schyan nor Subco is a party to or bound by any Contract.

(b) Schyan and, to the Knowledge of Schyan, each of the other parties thereto, is in material compliance with all covenants under any material Contract, and no default has occurred which, with notice or lapse of time or both, would directly or indirectly constitute such a default, except for such non-compliance or default under any material Contract as has not had and will not have a Material Adverse Effect on Schyan.

(c) Schyan is not a party to or bound by any Contract that provides for any payment as a result of the consummation of any of the matters contemplated by this Agreement that would result in Schyan having liabilities for the payment of expenses to Advisers and relating to the Business Combination in excess of Cdn$75,000, at the time of the completion of the Business Combination.

3.9 Absence of Certain Changes, Etc.

Except as contemplated by the Business Combination and this Agreement, since December 31, 2017:

(a) there has been no Material Adverse Change in Schyan;

(b) Schyan has not: (i) sold, transferred, distributed, or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing, except in the ordinary course of business; (ii) incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is likely to have a Material Adverse Effect on Schyan; (iii) prior to the date hereof, made or agreed to make any material capital expenditure or commitment for additions to property, plant, or equipment; (iv) made or agreed to make any material increase in the compensation payable to any employee or director except for increases made in the ordinary course of business and consistent with presently existing policies or agreement or past practice; (v) conducted its operations other than in all material respects in the normal course of business; (vi) entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract, except transaction or Contracts entered into in the ordinary course of business; and (vii) agreed or committed to do any of the foregoing; and

(c) there has not been any declaration, setting aside or payment of any dividend with respect to Schyan’s share capital.

3.10 Subsidiaries

(a) All of the outstanding shares in the capital of Subco are owned of record and beneficially by Schyan free and clear of all liens. Schyan does not own, directly or indirectly, any equity interest of or in any entity or enterprise organized under the Laws of any domestic or foreign jurisdiction other than Subco and as otherwise disclosed in the Schyan Securities Documents.

(b) All outstanding shares in the capital of, or other equity interests in, Subco have been duly authorized and are validly issued, fully paid and non-assessable.

3.11 Capitalization

(a) As at the date hereof, the authorized capital of Schyan consists of an unlimited number of Schyan Common Shares without nominal or par value, of which 16,188,972 Schyan Common Shares are issued and outstanding.

(b) All issued and outstanding shares in the capital of Schyan have been duly authorized and are validly issued, fully paid and non-assessable, free of pre-emptive rights.

(c) Other than in connection with the Schyan Debt Settlement, there are no authorized, outstanding or existing:

(i) voting trusts or other agreements or understandings with respect to the voting of any Schyan Common Shares to which Schyan is a party;

(ii) securities issued by Schyan that are convertible into or exchangeable for any Schyan Common Shares;

(iii) agreements, options, warrants, or other rights capable of becoming agreements, options or warrants to purchase or subscribe for any Schyan Common Shares or securities convertible into or exchangeable or exercisable for any such common shares, in each case granted, extended or entered into by Schyan;

(iv) agreements of any kind to which Schyan is party relating to the issuance or sale of any Schyan Common Shares, or any securities convertible into or exchangeable or exercisable for any Schyan Common Shares or requiring Schyan to qualify securities of Schyan for distribution by prospectus under Canadian Securities Laws; or

(v) agreements of any kind which may obligate Schyan to issue or purchase any of its securities.

3.12 Environmental Matters

Schyan is in compliance with all applicable Environmental Laws and has not violated any then current environmental Laws as applied at that time. All operations of Schyan, past or present, conducted on any real property, leased or owned by Schyan, past or present, and such properties themselves while occupied by Schyan have been and are in compliance with all Environmental Laws. Schyan is not the subject of: (i) any proceeding, application, order or directive which relates to any environmental, health or safety matter; or (ii) any demand or notice with respect to any Environmental Laws. Schyan has made adequate reserves for all reclamation obligations and has made appropriate arrangements, through obtaining reclamation bonds or otherwise to discharge such reclamation obligations, to the extent applicable. Schyan has not caused or permitted the release of any Hazardous Substances on or to any of the assets or any other real property owned or leased or occupied by Schyan, either past or present, (including underlying soils and substrata, surface water and groundwater) in such a manner as: (A) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the assets; or (C) at levels which exceed remediation and/or reclamation standards under any Environmental Laws or standards published or administered by those Government Authorities responsible for establishing or applying such standards. There is no environmental liability or factors likely to give rise to any environmental liability (i) affecting any of the properties of Schyan; or (ii) retained in any manner by Schyan in connection with properties disposed by Schyan.

3.13 License and Title

Schyan is the absolute legal and beneficial owner of, and has good and marketable title to, all of its material property or assets (real and personal, tangible and intangible, including leasehold interests) including all the properties and assets reflected in the balance sheet forming part of Schyan’s financial statements for the year ended December 31, 2017, except as indicated

in the notes thereto, and such properties and assets are not subject to any mortgages, liens, charges, pledges, security interests, encumbrances, claims, demands, or defect in title of any kind except as is reflected in the balance sheets forming part of such financial statements and in the notes thereto and Schyan owns, possesses, or has obtained and is in compliance in all material respects with, all licenses, permits, certificates, orders, grants and other authorizations of or from any Government Authority necessary to conduct its business as currently conducted, in accordance in all material respects with applicable Laws.

3.14 Indebtedness

As at the date of this Agreement, no indebtedness for borrowed money was owing or guaranteed by Schyan or Subco.

3.15 Undisclosed Liabilities

There are no material liabilities of Schyan or Subco of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which Schyan may become liable on or after the consummation of the Business Combination contemplated hereby other than:

(a) liabilities disclosed on or reflected or provided for in the most recent financial statements of Schyan included in the Schyan Securities Documents; and

(b) liabilities incurred in the ordinary and usual course of business of Schyan and attributable to the period since March 31, 2018, none of which has had or may reasonably be expected to have a Material Adverse Effect on Schyan.

3.16 Due Diligence Investigations

All information relating to the business, assets, liabilities, properties, capitalization or financial condition of Schyan provided by Schyan or any of its Advisers to the Company is true, accurate and complete in all material respects.

3.17 Brokers

Other than the finder fee agreement with Generic Capital Corporation dated July 18, 2018, none of Schyan or, to the Knowledge of Schyan, its Associates, Affiliates or Advisers have retained or incurred any liability to any broker or finder in connection with the Business Combination or the other transactions contemplated hereby.

3.18 Anti-Bribery Laws

Since January 1, 2016, neither Schyan nor Subco nor to the Knowledge of Schyan, any director, officer, employee or consultant of the foregoing, has (i) violated any anti-bribery or anti-corruption Laws applicable to Schyan or Subco, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Government Authority; or assisting any representative of Schyan or Subco in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner that is reasonably likely to constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither Schyan nor Subco nor to the Knowledge of Schyan, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded Schyan or Subco or any director, officer, employee, consultant, representative or agent of the foregoing violated such Laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Government Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

3.19 Investment Company Status

Schyan is not an “investment company” as defined in the United States Investment Company Act of 1940, as amended, registered or required to be registered under such Act.

3.20 No Bad Actor Disqualifications

None of Schyan, any of its predecessors, any director, executive officer, or other officer of Schyan participating in the Merger, any beneficial owner of 20% or more of Schyan’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the U.S. Securities Act) connected with Schyan in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D, except for a any such event covered by Rule 506(d)(2) or (d)(3) of Regulation D.

3.21 No Other Representations and Warranties

Except for the representations and warranties contained in this Article 3, none of Schyan, Subco or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Schyan or Subco.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to and in favor of Schyan and Subco as follows, and acknowledges that Schyan and Subco are relying upon such representations and warranties in connection with the completion of the Business Combination contemplated herein:

4.1 Organization and Good Standing

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

(b) The Company has the corporate power and authority under Florida Law to own, lease or operate its properties and to carry on its business as now conducted.

4.2 Consents, Authorizations, and Binding Effect

(a) The Company may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i) the approval of the Florida Department of Health for the Business Combination and other transactions contemplated hereby;

(ii) the approval of the CSE for the Business Combination and other transactions contemplated hereby;

(iii) approval by the Company Shareholders of the Merger;

(iv) the filing of Articles of Merger and Plan of Merger with the Florida Department of State under the FBCA;

(v) such other consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Effective Date) and are (or will be at the Effective Time) unconditional, and in full force and effect, and notices which have been given on a timely basis; and

(vi) those which, if not obtained or made, would not prevent or delay the consummation of the Merger and the Business Combination or otherwise prevent the Company from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on the Company.

(b) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Merger and the Business Combination, subject to the approval of the Company Meeting Matters by the Company Shareholders.

(c) This Agreement has been duly executed and delivered by the Company and (assuming due Authorization, execution and delivery by all other Parties hereto) constitutes a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except:

(i) as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d) The execution, delivery, and performance of this Agreement will not:

(i) constitute a violation of the articles of incorporation and bylaws of the Company;

(ii) conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which the Company is a party or as to which any of its property is subject, except where the occurrence of any item described in this clause (ii) would not have a Material Adverse Effect on the Company;

(iii) except as otherwise provided in Section 4.15(b), constitute a violation of any Law applicable or relating to the Company or its business except for such violations which would not have a Material Adverse Effect on the Company; or

(iv) result in the creation of any lien upon any of the assets of the Company other than such liens as would not have a Material Adverse Effect on the Company.

(e) Other than pursuant to this Agreement, neither the Company nor any Affiliate or Associate of the Company nor, to the Knowledge of the Company, any director or officer of the Company beneficially owns or has the right to acquire a beneficial interest in any Schyan Common Shares.

4.3 Litigation and Compliance

(a) Other than as disclosed in writing to Schyan, there are no actions, suits, claims or proceedings, whether in equity or at Law or, any Government investigations pending or, to the Knowledge of the Company, threatened:

(i) against or affecting the Company or with respect to or affecting any asset or property owned, leased or used by the Company; or

(ii) which question or challenge the validity of this Agreement, or the Merger or the Business Combination, or any action taken or to be taken pursuant to this Agreement, the Merger or the Business Combination;

except for actions, suits, claims or proceedings which would not, in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, no fact or circumstance exists that is reasonably certain to form the basis for any such action, suit, claim, proceeding or investigation described in immediately preceding clauses (i) or (ii).

(b) Except as otherwise provided in Section 4.15(b), the Company is conducting its business in compliance with, and is not in default or violation under, and has not received written notice asserting the existence of any default or violation under, any Law applicable to its business or operations, except for non-compliance, defaults and violations which would not, in the aggregate, have a Material Adverse Effect on the Company.

(c) Neither the Company, nor any asset of the Company is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on the Company or which is reasonably likely to prevent the Company from materially performing its obligations under this Agreement.

(d) Since January 1, 2016, (i) the Company has duly filed or made all reports and returns required to be filed by it with any Government Authority and (ii) has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Government, regulatory or otherwise) which are required in connection with its business and operations as currently conducted, except where the failure to do so has not had and would not have a Material Adverse Effect on the Company.

4.4 Financial Statements

(a) The balance sheet of the Company as at December 31, 2016 and as at December 31, 2017 and the related statements of income for the years then ended (the “Annual Financial Statements”), and the balance sheet of the Company as at March 31, 2018, and the related statement of income for the three-month period then ended (the “Interim Financial Statements”, and together with the Annual Financial Statements, collectively, the “Financial Statements”), were each prepared in accordance with IFRS in all material respects, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the consolidated assets, liabilities and financial condition of the Company as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of the Company for the periods then ended, all in accordance with the IFRS.

(b) Other than as disclosed in the financial statements or in employment agreements entered into in the ordinary course, there are no contracts with the Company, on the one hand, and: (i) any officer or director of the Company; (ii) any holder of 5% or more of the equity securities of the Company; or (iii) an Associate or Affiliate of a person in (i) or (ii), on the other hand.

4.5 Taxes

Since January 1, 2016, the Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date hereof, all such Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the financial statements of the Company. Since January 1, 2016, no deficiency with respect to any unpaid Taxes has been proposed, asserted or assessed in writing by any Government against the Company. There are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge of the Company, threatened against the Company in respect of Taxes or any matters under discussion with any Government relating to Taxes, in each case which are reasonably likely to have a Material Adverse Effect on the Company, and no extensions of the time to assess any such Taxes are outstanding or pending. Since January 1, 2016, the Company has withheld from each payment made to any of its employees, officers or directors, the amount of all Taxes required to be withheld therefrom and have paid the same to the proper tax or receiving officers within the time required under applicable Law. There are no liens for Taxes upon any asset of the Company except liens for Taxes not yet due.

4.6 Brokers

Other than in connection with the Private Placement, neither the Company nor to the Knowledge of the Company any of its Associates, Affiliates or Advisors have retained or incurred any liability to any broker or finder in connection with the Business Combination or the other transactions contemplated hereby.

4.7 Anti-Bribery Laws

Since January 1, 2016, neither the Company nor to the Knowledge of the Company, any director, officer, employee or consultant of the Company, has (i) violated any anti-bribery or anti-corruption Laws applicable to the Company, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Government Authority; or assisting any representative of the Company in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner that is reasonably likely to constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither the Company nor to the Knowledge of the Company, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded the Company or any director, officer, employee, consultant, representative or agent of the foregoing violated such Laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Government Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

4.8 Subsidiaries

The Company has no subsidiaries.

4.9 Capitalization

(a) As at the date hereof, the authorized capital of the Company consists of 25,000,000 shares of Company Common Stock and 20,000 shares of Company Preferred Stock, of which 6,578.90 shares of Company Common Stock are issued and outstanding (prior to giving effect to the Company Share Split) and no share of Company Preferred Stock is issued and outstanding.

(b) All issued and outstanding shares in the capital of the Company have been duly authorized and are validly issued, fully paid and non-assessable, free of pre-emptive rights.

(c) There are no authorized, outstanding or existing:

(i) voting trusts or other agreements or understandings with respect to the voting of any shares of Company Common Stock to which the Company is a party (other than the Company Shareholders Agreement);

(ii) securities issued by the Company that are convertible into or exchangeable shares of Company Common Stock or shares of Company Preferred Stock (other than Company Warrants, the Broker Warrants and the Subscription Receipts currently outstanding);

(iii) agreements, options, warrants, or other rights capable of becoming agreements, options or warrants to purchase or subscribe for any shares of Company Common Stock or shares of Company Preferred Stock or securities convertible into or exchangeable or exercisable for any such shares of Company Common Stock or shares of Company Preferred Stock, in each case granted, extended or entered into by the Company (other than the Company Warrants, the Broker Warrants and the Subscription Receipts currently outstanding);

(iv) agreements of any kind to which the Company is party relating to the issuance or sale of any shares of Company Common Stock or shares of Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for any shares of Company Common Stock or shares of Company Preferred Stock (other than the certificates representing the Company Warrants, the Broker Warrants and the Subscription Receipts currently outstanding) or requiring the Company to register securities of the Company under the U.S. Securities Act or any applicable state securities Laws; or

(v) agreements of any kind which may obligate the Company to issue or purchase any of its securities (other than the Company Warrants, the Broker Warrants and the Subscription Receipts currently outstanding).

4.10 Investment Company Status

The Company is not, and as a result of the Private Placement, it will not be, an “investment company” pursuant to the United States Investment Company Act of 1940, as amended, registered or required to be registered under such Act.

4.11 Foreign Private Issuer Status

Upon completion of the Business Combination, assuming the accuracy of the representations and warranties made to the Company by various parties in connection with the Business Combination and the Private Placement, the Resulting Issuer shall be a “foreign private issuer” as defined in Rule 3b-4 promulgated under the U.S. Securities Exchange Act of 1934, as amended.

4.12 Exemption From Registration

The Company understands that it is the intention of the Parties that the Resulting Issuer Shares to be issued pursuant to the Business Combination be exempt from the registration requirements of the U.S. Securities Act and all applicable state securities laws pursuant to (i) Rule 506(b) of Regulation D under the U.S. Securities Act and/or Section 4(a)(2) of the U.S. Securities Act for the issuance of Resulting Issuer Shares to Persons in the United States, and (ii) pursuant to Regulation S under the U.S. Securities Act for the issuance of Resulting Issuer Shares to Persons outside the United States. The Company has informed each Company Shareholder that is not a Private Placement Shareholder that the Resulting Issuer Shares have not been and will not be registered under the U.S. Securities Act and all applicable state securities laws, and that the Resulting Issuer Shares issued to Persons in the United States will be “restricted securities” as such term is defined in Rule 144(a)(3) under the U.S. Securities Act. The Company has determined that each such Company Shareholder (i) alone, or with the assistance of the Company Shareholder’s professional advisors, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Resulting Issuer Shares and is able, without impairing such Company Shareholder’s financial condition, to hold such Resulting Issuer Shares for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment, and (ii) has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had access to such additional information, if any, concerning the Company, Schyan and the Resulting Issuer as it has considered necessary in connection with its investment decision to acquire the Resulting Issuer Shares. The Company has not offered or sold the Resulting Issuer Shares by any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D under the U.S. Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

4.13 Title to Assets

The Company owns or has all necessary rights to use (as currently used) all property and assets owned or used in the business of the Company (as currently conducted) that is material to the conduct of its business (as currently conducted) free and clear of any actual, pending or, to the Knowledge of the Company, threatened claims, liens, charges, options, set-offs, free-carried interests, royalties, encumbrances, security interests or other interests whatsoever other than: (a) those disclosed in writing to Schyan; or (b) those incurred in the ordinary course of business.

4.14 No Bad Actor Disqualifications

None of the Company, any of its predecessors, any director, executive officer, or other officer of the Company participating in the Merger, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, or any promoter (as that term is defined in Rule 405 under the U.S. Securities Act) connected with the Company in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D, except for any such event covered by Rule 506(d)(2) or (d)(3) of Regulation D.

4.15 No Other Representations and Warranties; United States Federal Laws

(a) Except for the representations and warranties contained in this Article 4 and as otherwise provided in Section 4.15(b), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

(b) Notwithstanding anything in this Agreement or the other documents contemplated hereby to the contrary, neither the Company nor any of its directors, officers, shareholders, employees or other agents make any representation or warranty, whether express or implied, written or oral, on behalf of the Company as to the applicability of and compliance with United States federal Law dealing with the possession, use, cultivation, and/or transfer of cannabis (i.e., marijuana) and any related drug paraphernalia (including but not limited to Title 21 of the United States Code, the U.S. Controlled Substances Act, and 26 U.S.C. § 280E) as it relates to the Company, its business and assets or to the transactions contemplated by this Agreement.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 No Survival of Representations and Warranties

The representations and warranties made by the Parties and contained in this Agreement shall not survive the Effective Date.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with Schyan as follows until the earlier of the

Effective Date or the termination of this Agreement in accordance with its terms:

6.1 Necessary Consents

Each of the Company and Schyan shall use its commercially reasonable efforts to obtain from their respective directors, shareholders and all federal, state or other governmental or administrative bodies such approvals or consents as are required to complete the transactions contemplated herein.

6.2 Ordinary Course Operations

(a) Until the earlier of Effective Time or the termination of this Agreement pursuant Article 9 of this Agreement, the Company shall not, enter into any contract in respect of its business or assets, other than in the ordinary course of business, or as otherwise contemplated by this Agreement, including, without limitation, in respect of the Private Placement, and the Company shall continue to carry on its business and maintain its assets, in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Business Combination and, without limitation, but subject to the above exceptions, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage or commit to engage in any material transactions, including any form of debt or equity or royalty financing, shall not make or commit to make distributions, dividends or special bonuses, shall not repay or commit to repay any shareholders’ loans, in each case without the prior written consent of Schyan, acting reasonably.

(b) Until the earlier of Effective Time or the termination of this Agreement pursuant Article 9 of this Agreement, Schyan shall not, enter into any contract in respect of its business or assets, other than in the ordinary course of business, or as otherwise contemplated by this Agreement including, without limitation, the settlement of certain indebtedness of Schyan of not less than Cdn$350,000 and the Schyan Meeting Matters, and Schyan shall continue to carry on its business and maintain its assets, in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Business Combination (with professional fees associated with the preparation of the Schyan Meeting Materials, this Agreement and the completion of the Business Combination limited to a maximum of Cdn$75,000), plus disbursements and, without limitation, but subject to the above exceptions, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage or commit to engage in any material transactions, including any form of debt or equity or royalty financing, shall not make or commit to make distributions, dividends or special bonuses, shall not repay or commit to repay any shareholders’ loans, or enter into or renegotiate or commit to enter into or renegotiate any employment, management or consulting agreement with any person, in each case without the prior written consent of the Company, acting reasonably.

6.3 Non-Solicitation

Each Party hereby covenants and agrees, from the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 9 of this Agreement, not to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Business Combination, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any stockholder proposal, tender offer, or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of the Party, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Business Combination, including, without limitation, allowing access to any third party (other than its Advisers) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations or in respect of which the Party’s board of directors determines, in its good faith judgement, after receiving advice from its legal Advisers, that failure to recommend such alternative transaction to the Party’s shareholders would be a breach of its fiduciary duties under applicable Law. In the event the Parties or any of their respective Affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing, the Party shall forthwith (in any event within one Business Day following receipt) notify the other Parties of such offer or inquiry and provide the other Parties with such details as they may request.

6.4 All Other Action

Each Party shall cooperate fully with the other Parties and will use all reasonable commercial efforts to assist the other Parties in their efforts to complete the Business Combination, unless such cooperation and efforts would subject the Party to unreasonable cost or liability or would be in breach of applicable Law.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF PARTIES

7.1 Conditions for the Benefit of Schyan and Subco

The obligation of Schyan and Subco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Schyan and Subco:

(a) Truth of Representations and Warranties. The representations and warranties of the Company set forth in Article 4 qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which shall be true and correct in all material respects as of such date, and Schyan shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect dated as of the Effective Date.

(b) Performance of Obligations. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Effective Date, and Schyan shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect dated as of the Effective Date.

(c) No Material Adverse Change. There shall not have occurred any Material Adverse Change in the Company since the date of this Agreement.

(d) Private Placement. The Private Placement shall have been completed. The Subscription Receipts shall have been exchanged into shares of Company Common Stock in accordance with their terms and the Escrowed Proceeds shall have been released from escrow.

(e) Due Diligence of Company. Schyan shall have completed its due diligence with respect to the Company and shall be satisfied with the results of its investigations, acting reasonably.

(f) Company Financial Statements. Schyan shall have received audited financial statements of the Company as at and for the years ended December 31, 2017 and December 31, 2016 and the unaudited financial statements of the Company as at and for the six-month period ended March 31, 2018, in a form acceptable to Schyan, acting reasonably.

7.2 Conditions for the Benefit of the Company

The obligation of the Company to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by the Company:

(a) Truth of Representations and Warranties. The representations and warranties of Schyan and Subco set forth in Article 3 qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date hereof and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which shall be true and correct in all material respects as of such date, and the Company shall have received certificates signed on behalf of Schyan and Subco, respectively, by an executive officer thereof to such effect dated as of the Effective Date.

(b) Performance of Obligations. Schyan and Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Schyan and Subco, respectively, prior to or on the Effective Date, and the Company shall have received certificates signed on behalf of Schyan and Subco, respectively, by an executive officer thereof to such effect dated as of the Effective Date.

(c) No Material Adverse Change. There shall not have occurred any Material Adverse Change any of Schyan or Subco since the date of this Agreement.

(d) Company Shareholder Approval. The Company Shareholders shall have approved the Merger and the Business Combination, in the manner required under the FBCA.

(e) Resignations of Directors and Officers. All of the current directors and officers of Schyan and Subco shall have resigned without payment by or any liability to Schyan, the Company, Subco or the Resulting Issuer, and each such director and officer shall have executed and delivered a release in favor of Schyan, Subco, the Company and the Resulting Issuer, in a form acceptable to Schyan and the Company, each acting reasonably.

(f) Schyan Agreements Terminated. The Schyan Agreements shall have been terminated or assigned, in a manner acceptable to the Company, acting reasonably.

(g) Schyan Asset Transfer. The Schyan Asset Transfer shall have been completed, in a manner acceptable to the Company, acting reasonably.

(h) Schyan Debt Settlement. The Schyan Debt Settlement shall have been completed, in a manner acceptable to the Company, acting reasonably.

(i) Schyan Share Consolidation and Share Structure Amendment. The Company shall be satisfied in its sole discretion that, immediately prior to the Effective Time, Schyan shall have implemented the Schyan Share Consolidation and the Share Structure Amendment.

(j) No Schyan Liabilities. The Company shall be satisfied in its sole discretion that, at the time of the completion of the Business Combination, Schyan and Subco have aggregate liabilities not exceeding Cdn$75,000 and professional fees with respect to its Advisers not exceeding Cdn$75,000.

7.3 Mutual Conditions

The obligations of Schyan, Subco, and the Company to complete the Business Combination are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of Schyan and the Company:

(a) Consents and Approvals. All consents, waivers, permits, exemptions, orders and approvals required to permit the completion of the Business Combination, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on the Company or Schyan or materially impede the completion of the Business Combination, shall have been obtained.

(b) No Proceedings. There shall not be pending or threatened any suit, action or proceeding by any Government Entity, before any court or Government Authority, agency or tribunal, domestic or foreign, that has a significant likelihood of success, seeking to restrain or prohibit the consummation of the Business Combination or any of the other transactions contemplated by this Agreement or seeking to obtain from Schyan or Subco any damages that are material in relation to Schyan or Subco.

(c) No Cease Trade Order. On the Effective Date, no cease trade order or similar restraining order of any other securities administrator relating to the Schyan Common Shares, the Subordinate Voting Shares, the Multiple Voting Shares, the Super Voting Shares or the shares of Company Common Stock shall be in effect.

(d) Listing of Subordinate Voting Shares. The Subordinate Voting Shares to be issued pursuant to the Business Combination shall have been accepted for listing on the CSE, subject to standard conditions, on the Effective Date or as soon as practicable thereafter.

(e) No Registration Required. The Parties shall be satisfied that the exchange of Multiple Voting Shares, Super Voting Shares and Subordinate Voting Shares, as applicable, for shares of Company Common Stock shall be exempt from registration under all applicable United States federal and state securities Laws.

(f) Canadian Prospectus and Registration Exemption. The distribution of shares of Company Common Stock, Subordinate Voting Shares, Multiple Voting Share and Super Voting Shares pursuant to the Business Combination shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators).

(g) No Termination. This Agreement shall not have been terminated in accordance with its terms.

ARTICLE 8

CLOSING

8.1 Time of Closing

The closing of the transactions contemplated herein on the Effective Date shall be completed at the offices of DLA Piper (Canada) LLP, Suite 6000, 1 First Canadian Place, PO Box 367, 100 King St W, Toronto, Ontario M5X 1E2, Canada at Effective Time on the Effective Date.

8.2 Company Closing Documents

On the Effective Date, the Company shall deliver to Schyan the following documents (the “Company Closing Documents”):

(a) a certified copy of the resolutions of the directors and Company Shareholders approving and authorizing the transactions herein contemplated;

(b) agreement in writing terminating the Company Shareholders Agreement;

(c) a certified copy of the organizational documents of the Company from the Florida Department of State;

(d) a good standing certificate with respect to the Company from the Florida Department of State;

(e) certificate(s) of an executive officer of the Company confirming those matters set forth in Sections 7.1(a) and 7.1(b);

(f) a signed direction from the Company and the Agents confirming that the escrow release conditions under the Subscription Receipt Agreement have been satisfied (or waived);

(g) documents effecting the Merger signed by the Company; and

(h) confirmation from the Florida Department of State of the effectiveness of the Merger.

8.3 Schyan Closing Documents.

On the Effective Date, Schyan shall deliver to the Company the following documents (the “Schyan Closing Documents”):

(a) certificates in the respective names of the holders of the shares of Company Common Stock representing (or confirmation of electronic registration of) the Resulting Issuer Shares issuable to such holders pursuant to the Merger (such certificates or electronic registration to be registered and prepared in accordance with a written direction to be provided by the Company prior to the Effective Time);

(b) certificates or agreements in the respective names of the holders of the Broker Warrants and the Company Warrants representing in the aggregate the Resulting Issuer Broker Warrants and the Resulting Issuer Warrants issuable to such holders, respectively, pursuant to the Merger (such certificates to be registered and prepared in accordance with a written direction to be provided by the Company prior to the Effective Time);

(c) copies of the list of defaulting issuers published by the Ontario Securities Commission showing that Schyan does not appear on a list of defaulting reporting issuers maintained by the Ontario Securities Commission;

(d) a certified copy of the resolutions of the directors of Schyan and Subco, and of Schyan as the sole shareholder of Subco approving and authorizing the transactions herein contemplated and a certified copy of the resolutions of Schyan Shareholders approving the Schyan Meeting Matters;

(e) a certified copy of the constating or organizational documents of each of Schyan and Subco from their applicable regulators in the jurisdiction of organization;

(f) a good standing certificate for each of Schyan and Subco from their applicable regulators in the jurisdiction of organization;

(g) approval of the CSE of the listing of that number of the Subordinate Voting Shares equal to the number of Subordinate Voting Shares issued and outstanding and reserved for issuance pursuant to the exercise of Resulting Issuer Warrants and Resulting Issuer Broker Warrants;

(h) documents evidencing the completion of the Schyan Asset Transfer, the Schyan Debt Settlement, the assignment or termination of the Schyan Agreements, the Schyan Share Consolidation and the Share Structure Amendment, in a form acceptable to the Company, acting reasonably;

(i) certificate(s) of an executive officer of Schyan confirming those matters set forth in Sections 7.2(a) and 7.1(b); and

(j) documents effecting the Merger signed by Schyan and/or Subco, as applicable.

ARTICLE 9

TERMINATION

9.1 Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Subco Merger Resolution by Schyan or the matters set out in the Schyan Meeting Materials by the Schyan Shareholders or any other matters presented in connection with the Business Combination:

(a) by written agreement of the Parties to terminate this Agreement;

(b) by Schyan or the Company if there has been a breach of any of the representations, warranties, covenants and agreements on the part of the other Party (the “Breaching Party”) set forth in this Agreement, which breach has or is likely to result in the failure of the conditions set forth in Article 7, as the case may, to be satisfied and in each case has not been cured within ten (10) Business Days following receipt by the Breaching Party of written notice of such breach from the non-breaching Party (the “Non-Breaching Party”); or

(c) by any Party if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Business Combination shall have become final and non-appealable.

9.2 Effect of Termination

Each Party’s right of termination under this Article 9 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in Article 9 shall limit or affect any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

ARTICLE 10

GENERAL

10.1 Further Actions

From time to time, as and when requested by any Party, the other Parties shall execute and deliver, and use all commercially reasonable efforts to cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably requested in order to:

(a) carry out the intent and purposes of this Agreement;

(b) effect the Merger and the Business Combination (or to evidence the foregoing); and

(c) consummate and give effect to the other transactions, covenants and agreements contemplated by this Agreement.

10.2 Entire Agreement

This Agreement, which includes the Schedules hereto and the other documents, agreements, and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the Parties with respect to matters dealt within herein and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including the Letter of Intent.

10.3 Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

10.4 Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by electronic mail, nationally recognized overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

in the case of notice to Schyan or Subco:

Schyan Exploration Inc.

365 Bay Street

Suite 400

Toronto, Ontario

M5H 2V1

Canada

Attention: Lisa McCormack

Email: lmccormack@irwinlowy.com

with copies to:

Irwin Lowy LLP

365 Bay Street

Suite 400

Toronto, Ontario

M5H 2V1

Canada

Attention: Chris Irwin

Email: cirwin@irwinlowy.com

in the case of notice to the Company:

Trulieve, Inc.

6749 Ben Bostic Road

Quincy, Florida

32351

U.S.A.

Attention: Kim Rivers

Email: Kim.Rivers@trulieve.com

with copies to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

100 King St W

Toronto, Ontario

M5X 1E2

Canada

Attention: Derek Sigel

Email: derek.sigel@dlapiper.com.

Any such notices or communications shall be deemed to have been received: (i) if delivered personally or sent by nationally recognized overnight courier or by electronic mail, on the date of such delivery; or (ii) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

10.5 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida without giving effect to the conflict of Law principles therein.

10.6 Successors and Assigns

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, provided that this Agreement shall not be assignable otherwise than by operation of Law by any Party without the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

10.7 Public Disclosure and Confidential Information

The Parties agree that no disclosure or announcement, public or otherwise, in respect of the Business Combination, this Agreement or the transactions contemplated herein shall be made by any Party or its Advisers without the prior agreement of the other Parties as to timing, content and method, hereto, provided that the obligations herein will not prevent any Party from making, after consultation with the other Parties, such disclosure as its counsel advises is required by applicable Law or the rules and policies of the CSE. If any of Schyan, the Company, or Subco is required by applicable Law or regulatory instrument, rule or policy to make a public announcement with respect to the Business Combination, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

Except as and only to the extent required by applicable Law, the Receiving Party will not disclose or use, and it will cause its Advisers not to disclose or use, any Confidential Information furnished by a Disclosing Party or its Advisers to the Receiving Party or its Advisers at any time or in any manner, other than for the purposes of evaluating the Business Combination.

10.8 Expenses

Each of the Parties hereto shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date hereof and all legal and accounting fees and disbursements relating to preparing this Agreement or otherwise relating to the transactions contemplated herein; provided, however (and for greater certainty), the Company shall be responsible for paying (i) all costs and fees payable to the CSE in connection with their review of the listing application for the Subordinate Voting Shares and the Business Combination (including the review of the personal information forms to be submitted by the proposed executive officers and directors of the Resulting Issuer following completion of the Business Combination) and all listing fees in connection with Subordinate Voting Shares issued pursuant to the Business Combination, and (ii) the professional fees of Schyan’s Advisers, including legal fees and disbursements, up to a maximum amount of Cdn$75,000.

10.9 Remedies

The Parties acknowledge that an award of money damages may be inadequate for any breach of the obligations undertaken by the Parties and that the Parties shall be entitled to seek equitable relief, in addition to remedies at Law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at Law. Without limiting any remedies any Party may otherwise have, in the event any Party refuses to perform its obligations under this Agreement, the other Party shall have, in addition to any other remedy at Law or in equity, the right to specific performance.

10.10 Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.11 Illegalities

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

10.12 Currency

Except as otherwise set forth herein, all references to amounts of money in this Agreement are to Canadian Dollars, unless otherwise noted.

10.13 Counterparts

This Agreement may be executed in any number of counterparts by original or telefacsimile signature, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all the Parties reflected hereon as signatories. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

10.14 Time of Essence

Time shall be of the essence hereof.

[REMAINDER OF THE PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

SCHYAN EXPLORATION INC./EXPLORATION SCHYAN INC.

By:	/s/ Lisa McCormack
Name: Lisa McCormack
Title: CEO

SCHYAN SUB, INC.

By:	/s/ Lisa McCormack
Name: Lisa McCormack
Title: Authorized Signatory

TRULIEVE, INC.

By:	/s/ Kim Rivers
Name: Kim Rivers
Title: CEO

Schedule 4

Terms of Subordinate Voting Shares

(1) An unlimited number of Subordinate Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a) Voting Rights. Holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

(b) Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.

(c) Dividends. Holders of Subordinate Voting Shares shall be entitled to receive as and when declared by the directors, dividends in cash or property of the Corporation. No dividend will be declared or paid on the Subordinate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

(d) Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(e) Rights to Subscribe; Pre-Emptive Rights. The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(f) Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Schedule 5

Terms of Multiple Voting Shares

(1) An unlimited number of Super Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a) Issuance. The Super Voting Shares are only issuable in connection with the closing of the Business Combination. For the purposes hereof, “Business Combination” means the business combination of the Corporation, a wholly-owned subsidiary of the Corporation, and George Hackney, Inc. d.b.a. Trulieve, pursuant to a business combination agreement entered into prior to the filing of these articles.

(b) Voting Rights. Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Super Voting Shares will be entitled to 2 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 200 votes per Super Voting Share.

(c) Alteration to Rights of Super Voting Shares. As long as any Super Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

(d) Dividends. The holder of Super Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Super Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

(e) Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Super Voting Shares, be entitled to participate rateably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

(f) Rights to Subscribe; Pre-Emptive Rights. The holders of Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(g) Conversion.

Holders of Super Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each Super Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into one fully paid and non-assessable Multiple Voting Shares as is determined by multiplying the number of Super Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Super Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Super Voting Shares shall be one Multiple Voting Share for each Super Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (iv) and (v).

(ii) Automatic Conversion. A Super Voting Share shall automatically be converted without further action by the holder thereof into one Multiple Voting Share upon the transfer by the holder thereof to anyone other than (i) another Initial Holder, an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Corporation. Each Super Voting Share held by a particular Initial Holder shall automatically be converted without further action by the holder thereof into Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder (and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors) as at the date of completion of the Business Combination is less than 50% (the “Threshold Conversion”). The holders of Super Voting Shares will, from time to time upon the request of the Corporation, provide to the Corporation evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Corporation to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit. For the purposes hereof, “Initial Holders” means Kim Rivers, Ben Atkins, Thad Beshears, Telogia Pharm, LLC, KOPUS, LLC and Shade Leaf Holding LLC. In

addition, each Super Voting Share shall automatically be converted (the “Sunset Conversion” and together with the Threshold Conversion, the “SVS Mandatory Conversion”), without further action by the holder thereof, into one Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held on the date that is 30 months following the closing of the Business Combination. The Corporation will issue or cause its transfer agent to issue each holder of Super Voting Shares of record a notice at least 20 days prior to the record date of the SVS Mandatory Conversion, which shall specify therein, (i) the number of Multiple Voting Shares into which the Super Voting Shares are convertible and (ii) the address of record for such holder. On the record date of an SVS Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of record on the SVS Automatic Conversion date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void

(iii) Mechanics of Option Conversion. Before any holder of Super Voting Shares shall be entitled to convert Super Voting Shares into Multiple Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Multiple Voting Shares, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Multiple Voting Shares are to be issued (each, a “Conversion Notice”). The Corporation shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Multiple Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Super Voting Shares to be converted, and the person or persons entitled to receive the Multiple Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Multiple Voting Shares as of such date.

(iv) Adjustments for Distributions. In the event the Corporation shall declare a distribution to holders of Multiple Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (g)(iv), the holders of Super Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Multiple Voting Shares into which their Super Voting Shares are convertible as of the record date fixed for the determination of the holders of Multiple Voting Shares entitled to receive such Distribution.

(v) Recapitalizations; Stock Splits. If at any time or from time-to-time, the Corporation shall (i) effect a recapitalization of the Multiple Voting Shares; (ii) issue Multiple Voting Shares as a dividend or other distribution on outstanding Multiple Voting Shares; (iii) subdivide the outstanding Multiple Voting Shares into a greater number of Multiple

Voting Shares; (iv) consolidate the outstanding Multiple Voting Shares into a smaller number of Multiple Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Super Voting Shares shall thereafter be entitled to receive, upon conversion of Super Voting Shares, the number of Multiple Voting Shares or other securities or property of the Corporation or otherwise, to which a holder of Multiple Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (g) with respect to the rights of the holders of Super Voting Shares after the Recapitalization to the end that the provisions of this Section (g) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Super Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(vi) No Fractional Shares and Certificate as to Adjustments. No fractional Multiple Voting Shares shall be issued upon the conversion of any share or shares of Super Voting Shares and the number of Multiple Voting Shares to be issued shall be rounded up to the nearest whole Multiple Voting Share. Whether or not fractional Multiple Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Super Voting Shares the holder is at the time converting into Multiple Voting Shares and the number of Multiple Voting Shares issuable upon such aggregate conversion.

(vii) Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (g), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Super Voting Shares at the time in effect, and (C) the number of Multiple Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Super Voting Share.

(viii) Effect of Conversion. All Super Voting Shares which shall have been surrendered for conversion or converted by the Corporation as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Multiple Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(ix) Notice. On the date of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of Super Voting Shares of record on the Mandatory Conversion Date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void.

(x) Retirement of Shares. Any Super Voting Share converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Super Voting Shares accordingly.

(xi) Disputes. Any holder of Super Voting Shares that beneficially owns more than 5% of the issued and outstanding Super Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the Conversion Ratio, the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares (the “Subordinate Conversion Ratio”) or of the 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation (each as defined in the terms of the Multiple Voting Shares) by the Corporation to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, Subordinate Conversion Ratio, 40% Threshold or the FPI Protective Restriction, as applicable. If the holder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, Subordinate Conversion Ratio or the FPI Protective Restriction, as applicable, within five (5) Business Days of such response, then the Corporation and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Corporation’s independent, outside accountant. The Corporation, at the Corporation’s expense, shall cause the accountant to perform the determinations or calculations and notify the Corporation and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(h) Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Super Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Schedule 6

Terms of Super Voting Shares

(1) An unlimited number of Multiple Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a) Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 100 votes per Multiple Voting Share.

(b) Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

(c) Dividends. The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

(d) Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(f) Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(g) Conversion.

Subject to the Conversion Restrictions set forth in this section (g), holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (vii) and (viii).

(ii) Conversion Limitations. Before any holder of Multiple Voting Shares shall be entitled to convert the same into Subordinate Voting Shares, the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine if any Conversion Limitation set forth in Section (g)(iii) shall apply to the conversion of Multiple Voting Shares.

(iii) Foreign Private Issuer Protection Limitation: The Corporation will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Corporation shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any portion of the Multiple Voting Shares, pursuant to Section (g) or otherwise, to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”)) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The Board may by resolution increase the 40% Threshold to an amount not to exceed 50% and in the event of any such increase all references to the 40% Threshold herein, shall refer instead to the amended threshold set by such resolution.

Conversion Limitations. In order to effect the FPI Protection Restriction, each holder of Multiple Voting Shares will be subject to the 40% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance of the Multiple Voting Shares and thereafter at the end of each of the Corporation’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [(A x 0.4) - B] x (C/D)

Where on the Determination Date:

X = Maximum Number of Subordinate Voting Shares Available For Issue upon Conversion of Multiple Voting Shares by a holder.

A = The Number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares issued and outstanding on the Determination Date.

B = Aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares held of record, directly or indirectly, by U.S. Residents on the Determination Date.

C = Aggregate number of Multiple Voting Shares held by holder on the Determination Date.

D = Aggregate number of all Multiple Voting Shares on the Determination Date.

For purposes of this subsection (g)(iii), the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine as of each Determination Date: (A) the 40% Threshold and (B) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Corporation will provide each holder of record a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of each holder to exercise the right to convert Multiple Voting Shares held by the holder. To the extent that requests for conversion of Multiple Voting Shares subject to the FPI Protection Restriction would result in the 40% Threshold being exceeded, the number of such Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion. To the extent that the FPI Protective Restriction contained in this Section (g) applies, the determination of whether Multiple Voting Shares are convertible shall be in the sole discretion of the Corporation.

(iv) Mandatory Conversion. Notwithstanding subsection (g)(iv), the Corporation may require each holder of Multiple Voting Shares (including any holder of Multiple Voting Shares issued upon conversion of the Super Voting Shares) to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A) the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(B) the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(C) the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

The Corporation will issue or cause its transfer agent to issue each holder of Multiple Voting Shares of record a Mandatory Conversion notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the Multiple Voting Shares are convertible and (ii) the address of record for such older. On the record date of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(v) Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Corporation shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with Section(g)(xii).

(vii) Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Corporation shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(viii) Adjustments for Distributions. In the event the Corporation shall declare a distribution to holders of Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (g)(vii), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(ix) Recapitalizations; Stock Splits. If at any time or from time-to-time, the Corporation shall (i) effect a recapitalization of the Subordinate Voting Shares; (ii) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (iii) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (iv) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Corporation or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (g) with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Section (g) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(x) No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(xi) Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (g), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (C) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(xii) Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(xiii) Disputes. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 40% Threshold or the FPI Protective Restriction by the Corporation to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the conversion ratio, the Conversion Ratio, 40% Threshold or the FPI Protective Restriction, as applicable. If the holder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Corporation and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the conversion ratio, Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Corporation’s independent, outside accountant. The Corporation, at the Corporation’s expense, shall cause the accountant to perform the determinations or calculations and notify the Corporation and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(h) Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Multiple Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Exhibit A

Articles of Merger and Plan of Merger

ARTICLES OF MERGER

OF

SCHYAN SUB, INC.

(a Florida corporation)

INTO

TRULIEVE, INC.

(a Florida corporation)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to Section 607.1105, Florida Statutes.

FIRST: Trulieve, Inc., a Florida corporation, document number P18000060420, is the surviving corporation (the “Surviving Corp.”).

SECOND: Schyan Sub, Inc., a Florida corporation, document number [__________], is the merging corporation (the “Merging Corp.”).

THIRD: The Plan of Merger is attached hereto.

FOURTH: The merger shall become effective when these Articles of Merger are filed with the Florida Department of State.

FIFTH: The Plan of Merger was unanimously adopted by all the directors and shareholders of the Surviving Corp. on [___________], 2018.

SIXTH: The Plan of Merger was unanimously adopted by all the directors and shareholders of the Merging Corp. as of [___________], 2018.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger as of the date first above written.

MERGING CORP.:

SCHYAN SUB, INC., a Florida corporation

By:
Print Name:
Title:

SURVIVING CORP.:

TRULIEVE, INC., a Florida corporation

By:
Print Name: Kim Rivers
Title: CEO

PLAN OF MERGER

This PLAN OF MERGER (this “Plan”) is made and entered into as of _____________, 2018, by and between TRULIEVE, INC., a Florida corporation (“Trulieve”), and SCHYAN SUB, INC., a Florida corporation (“Subco”). Trulieve and Subco are hereinafter collectively referred to as the “Merging Entities.”

WITNESSETH:

WHEREAS, the Merging Entities desire to merge, following which Trulieve shall be the surviving corporation (the “Merger”);

WHEREAS, Section 617.1101 of the Florida Business Corporation Act permits the Merger of the Merging Entities in the manner provided in this Plan;

WHEREAS, the shareholders and Board of Directors of Trulieve and the shareholder and Board of Directors of Subco deem the consummation of the Merger in the manner contemplated herein advisable, and accordingly have adopted and approved this Plan and have authorized the execution hereof by appropriate corporate action; and

WHEREAS, Subco is a wholly owned subsidiary of Schyan Exploration Inc./Exploration Schyan Inc., an Ontario corporation, (“Schyan”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth below, the parties agree as follows:

1. Merging Corporation. The exact name, jurisdiction, and form / entity type of the “Merging Corporation” to the Merger are as follows:

Name	Jurisdiction	Form/Entity Type
Schyan Sub, Inc.	Florida	Florida Profit Corporation

2. Surviving Corporation. The exact name, jurisdiction, and form / entity type of the “Surviving Corporation” to the Merger are as follows:

Name	Jurisdiction	Form/Entity Type
Trulieve, Inc.	Florida	Florida Profit Corporation

3. Terms and Conditions. The terms and conditions of the Merger (in addition to those set forth elsewhere in this Plan) and the mode of carrying same into effect are as follows:

Upon the filing and approval of the Articles of Merger with the Florida Department of State (the “Effective Time”): (i) Subco shall be merged with and into Trulieve and Trulieve shall be the surviving entity and shall have all the rights, privileges, immunities, and powers and shall be subject to all the duties and liabilities of a corporation under the Florida Statutes; (ii) the separate existence of Subco shall cease; (iii) Trulieve shall thereupon and thereafter possess all the rights and privileges, immunities, and franchises, of a public as well as a private nature, of Subco; (iv) all property, real, personal, and mixed, and all debts due on whatever account, including all choses in action, and all and every other interest, of or belonging to or due to Subco shall be taken and deemed to be transferred to and vested in Trulieve without further act or deed; (v) Trulieve shall thereupon and thereafter be responsible for all liabilities and obligations of Subco, including liabilities arising out of appraisal rights with respect to the Merger; and (vi) all corporate acts, plans, policies, contracts, approvals, and authorizations of Subco and its respective partners, officers and agents, that were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as of the acts, plans, policies, contracts, approvals and authorizations of Trulieve and shall be as effective and binding thereon as the same were with respect to Subco.

At the Effective Time by virtue of this Plan the following shall be deemed to have occurred sequentially without any further action by or notice to Trulieve, Schyan, or the holders of any Company Common Stock, Broker Warrants or Company Warrants, respectively:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a SUB Shareholder (other than an SVS Shareholder, an MVS Shareholder, or a Canadian Resident Shareholder) shall be exchanged by such SUB Shareholder for one (1) fully paid and non-assessable Subordinate Voting Share;

(b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by an SVS Shareholder shall be exchanged by such SVS Shareholder for one (1) fully paid and non-assessable Super Voting Share;

(c) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by an MVS Shareholder shall be exchanged by such MVS Shareholder for one (1) fully paid and non-assessable Multiple Voting Share;

(d) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Canadian Resident Shareholder shall be transferred by such Canadian Resident Shareholder to Schyan in exchange for one (1) fully paid and non-assessable Subordinate Voting Share;

(e) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become one (1) share of common stock of Mergeco;

(f) each Broker Warrant outstanding immediately prior to the Effective Time shall be exchanged by the holder thereof for one (1) Resulting Issuer Broker Warrant on economically equivalent terms;

(g) each Company Warrant outstanding immediately prior to the Effective Time shall be exchanged by the holder thereof for one (1) Resulting Issuer Warrant on economically equivalent terms;

(h) all Broker Warrants and Company Warrants exchanged for Resulting Issuer Broker Warrants and Resulting Issuer Warrants, respectively, in accordance with Subsections 3(f) and 3(g) hereof shall be cancelled; and

(i) Mergeco shall be a wholly-owned subsidiary of the Resulting Issuer. For purposes of this Section 3, the following definitions shall apply:

“Broker Warrants” means the warrants to purchase 535,446 shares of Company Common Stock issued to Canaccord Genuity Corp. and GMP Securities L.P. with each warrant entitling the holder thereof, in general, to acquire one (1) share of Company Common Stock at an exercise price equal to Cdn$6.00.

“Canadian Resident Shareholder” means a beneficial holder of shares of Trulieve who, for purposes of the Income Tax Act (Canada), is either resident in Canada or a “Canadian partnership”.

“Company Common Stock” means the common stock in the capital of Trulieve, par value US$0.001 per share.

“Company Warrants” means the warrants to purchase shares of Company Common Stock issued and outstanding, entitling the holders to acquire such number of shares of Company Common Stock, in the aggregate, as is equivalent to 8.0% of the issued and outstanding share capital of Trulieve at an exercise price per share to be determined had Trulieve had a market cap value of US$500,000,000, subject to adjustments, pursuant to the terms of the applicable warrant certificates.

“Mergeco” means Trulieve immediately following the Effective Time, which shall be the surviving corporation of the Merger.

“MVS Shareholders” means certain U.S. resident holders of shares of Company Common Stock as mutually agreed by Schyan, Subco and Trulieve, excluding the Private Placement Shareholders.

“Multiple Voting Shares” means the class of common shares in the capital of the Resulting Issuer having the terms set forth in Schedule 1 attached hereto.

“Private Placement Shareholders” means the holders of shares of Company Common Stock that acquire such shares upon automatic conversion of the subscription receipts of Trulieve issued on August 27, 2018.

“Resulting Issuer” means Schyan upon completing the Merger and the steps outlined in this Plan, and is referred to as “the Corporation” in Schedule 1, 2 and 3 hereto.

“Resulting Issuer Broker Warrants” means the warrants to purchase Resulting Issuer Shares for which Broker Warrants shall be exchanged as provided in this Plan, with each such Resulting Issuer Broker Warrant being exercisable to acquire the same number and class of Resulting Issuer Shares that the holder would have acquired if such Broker Warrants had been exercised for the underlying shares of Company Common Stock immediately prior to the Merger, and having the same economic value as the Broker Warrants.

“Resulting Issuer Shares” means collectively the Subordinate Voting Shares, the Super Voting Shares and the Multiple Voting Shares.

“Resulting Issuer Warrants” means the warrants to purchase Resulting Issuer Shares for which Company Warrants shall be exchanged as provided in this Plan, with each such Resulting Issuer Warrant being exercisable to acquire the same number and class of Resulting Issuer Shares that the holder would have acquired if such Company Warrants had been exercised for the underlying shares of Company Common Stock immediately prior to the Merger, and having the same economic value as the Company Warrants.

“SUB Shareholders” means holders of shares of Company Common Stock, including Private Placement Shareholders.

“Subordinate Voting Shares” means the class of common shares in the capital of the Resulting Issuer having the terms set forth in Schedule 2 attached hereto.

“Super Voting Shares” means the class of common shares in the capital of the Resulting Issuer having the terms set forth in Schedule 3 attached hereto.

“SVS Shareholders” means certain U.S. resident holders of shares of Company Common Stock as mutually agreed by Schyan, Subco and Trulieve, excluding the Private Placement Shareholders.

If at any time after the Effective Time, Trulieve shall consider or be advised that any further deeds, assignments or assurances in law or in any other things necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in Trulieve, the title to any property or rights of Subco acquired or to be acquired by reason of, or as a result of, the Merger, Subco (or the proper officers and directors of such) shall execute and deliver such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Trulieve and otherwise to carry out the purpose of this Plan.

4. Articles of Incorporation of Trulieve. The Articles of Incorporation of Trulieve, as the surviving corporation, are hereby amended and restated in their entirety as provided at Exhibit A attached hereto.

5. Changes to Plan. The board of directors of each of Trulieve and Subco may amend the Plan at any time prior to the filing of the Articles of Merger, subject to the restrictions set forth in Section 607.1103 of the Florida Business Corporation Act.

6. Abandonment of Plan. The Merger may be abandoned (subject to any contractual rights) at any time prior to the filing of Articles of Merger by Trulieve or Subco, without further action by the shareholders of either Trulieve or Subco, in the manner determined by the board of directors of each of Trulieve and Subco.

7. Counterparts. This Plan may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Plan.

8. Capitalized Terms. Capitalized Terms used and defined in this Plan shall have the meanings assigned to such terms.

9. Binding Nature. This Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signatures appear on following page]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Plan.

MERGING CORPORATION:

SCHYAN SUB, INC., a Florida corporation

By:
Name:
Title:

SURVIVING CORPORATION:

TRULIEVE, INC., a Florida corporation

By:
Name:	Kim Rivers
Title:	CEO

Schedule 1

Terms of Subordinate Voting Shares

(1) An unlimited number of Subordinate Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a) Voting Rights. Holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

(b) Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.

(c) Dividends. Holders of Subordinate Voting Shares shall be entitled to receive as and when declared by the directors, dividends in cash or property of the Corporation. No dividend will be declared or paid on the Subordinate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

(d) Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(e) Rights to Subscribe; Pre-Emptive Rights. The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(f) Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Schedule 2

Terms of Multiple Voting Shares

(1) An unlimited number of Super Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a) Issuance. The Super Voting Shares are only issuable in connection with the closing of the Business Combination. For the purposes hereof, “Business Combination” means the business combination of the Corporation, a wholly-owned subsidiary of the Corporation, and George Hackney, Inc. d.b.a. Trulieve, pursuant to a business combination agreement entered into prior to the filing of these articles.

(b) Voting Rights. Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Super Voting Shares will be entitled to 2 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 200 votes per Super Voting Share.

(c) Alteration to Rights of Super Voting Shares. As long as any Super Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

(d) Dividends. The holder of Super Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Super Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

(e) Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Super Voting Shares, be entitled to participate rateably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

(f) Rights to Subscribe; Pre-Emptive Rights. The holders of Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(g) Conversion.

Holders of Super Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each Super Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into one fully paid and non-assessable Multiple Voting Shares as is determined by multiplying the number of Super Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Super Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Super Voting Shares shall be one Multiple Voting Share for each Super Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (iv) and (v).

(ii) Automatic Conversion. A Super Voting Share shall automatically be converted without further action by the holder thereof into one Multiple Voting Share upon the transfer by the holder thereof to anyone other than (i) another Initial Holder, an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Corporation. Each Super Voting Share held by a particular Initial Holder shall automatically be converted without further action by the holder thereof into Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder (and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors) as at the date of completion of the Business Combination is less than 50% (the “Threshold Conversion”). The holders of Super Voting Shares will, from time to time upon the request of the Corporation, provide to the Corporation evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Corporation to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit. For the purposes hereof, “Initial Holders” means Kim Rivers, Ben Atkins, Thad Beshears, Telogia Pharm, LLC, KOPUS, LLC and Shade Leaf Holding LLC. In

addition, each Super Voting Share shall automatically be converted (the “Sunset Conversion” and together with the Threshold Conversion, the “SVS Mandatory Conversion”), without further action by the holder thereof, into one Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held on the date that is 30 months following the closing of the Business Combination. The Corporation will issue or cause its transfer agent to issue each holder of Super Voting Shares of record a notice at least 20 days prior to the record date of the SVS Mandatory Conversion, which shall specify therein, (i) the number of Multiple Voting Shares into which the Super Voting Shares are convertible and (ii) the address of record for such holder. On the record date of an SVS Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of record on the SVS Automatic Conversion date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void

(iii) Mechanics of Option Conversion. Before any holder of Super Voting Shares shall be entitled to convert Super Voting Shares into Multiple Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Multiple Voting Shares, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Multiple Voting Shares are to be issued (each, a “Conversion Notice”). The Corporation shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Multiple Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Super Voting Shares to be converted, and the person or persons entitled to receive the Multiple Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Multiple Voting Shares as of such date.

(iv) Adjustments for Distributions. In the event the Corporation shall declare a distribution to holders of Multiple Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (g)(iv), the holders of Super Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Multiple Voting Shares into which their Super Voting Shares are convertible as of the record date fixed for the determination of the holders of Multiple Voting Shares entitled to receive such Distribution.

(v) Recapitalizations; Stock Splits. If at any time or from time-to-time, the Corporation shall (i) effect a recapitalization of the Multiple Voting Shares; (ii) issue Multiple Voting Shares as a dividend or other distribution on outstanding Multiple Voting Shares; (iii) subdivide the outstanding Multiple Voting Shares into a greater number of Multiple

Voting Shares; (iv) consolidate the outstanding Multiple Voting Shares into a smaller number of Multiple Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Super Voting Shares shall thereafter be entitled to receive, upon conversion of Super Voting Shares, the number of Multiple Voting Shares or other securities or property of the Corporation or otherwise, to which a holder of Multiple Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (g) with respect to the rights of the holders of Super Voting Shares after the Recapitalization to the end that the provisions of this Section (g) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Super Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(vi) No Fractional Shares and Certificate as to Adjustments. No fractional Multiple Voting Shares shall be issued upon the conversion of any share or shares of Super Voting Shares and the number of Multiple Voting Shares to be issued shall be rounded up to the nearest whole Multiple Voting Share. Whether or not fractional Multiple Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Super Voting Shares the holder is at the time converting into Multiple Voting Shares and the number of Multiple Voting Shares issuable upon such aggregate conversion.

(vii) Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (g), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Super Voting Shares at the time in effect, and (C) the number of Multiple Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Super Voting Share.

(viii) Effect of Conversion. All Super Voting Shares which shall have been surrendered for conversion or converted by the Corporation as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Multiple Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(ix) Notice. On the date of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of Super Voting Shares of record on the Mandatory Conversion Date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void.

(x) Retirement of Shares. Any Super Voting Share converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Super Voting Shares accordingly.

(xi) Disputes. Any holder of Super Voting Shares that beneficially owns more than 5% of the issued and outstanding Super Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the Conversion Ratio, the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares (the “Subordinate Conversion Ratio”) or of the 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation (each as defined in the terms of the Multiple Voting Shares) by the Corporation to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, Subordinate Conversion Ratio, 40% Threshold or the FPI Protective Restriction, as applicable. If the holder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, Subordinate Conversion Ratio or the FPI Protective Restriction, as applicable, within five (5) Business Days of such response, then the Corporation and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Corporation’s independent, outside accountant. The Corporation, at the Corporation’s expense, shall cause the accountant to perform the determinations or calculations and notify the Corporation and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(h) Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Super Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Schedule 3

Terms of Super Voting Shares

(1) An unlimited number of Multiple Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a) Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 100 votes per Multiple Voting Share.

(b) Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

(c) Dividends. The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

(d) Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(f) Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(g) Conversion.

Subject to the Conversion Restrictions set forth in this section (g), holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (vii) and (viii).

(ii) Conversion Limitations. Before any holder of Multiple Voting Shares shall be entitled to convert the same into Subordinate Voting Shares, the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine if any Conversion Limitation set forth in Section (g)(iii) shall apply to the conversion of Multiple Voting Shares.

(iii) Foreign Private Issuer Protection Limitation: The Corporation will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Corporation shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any portion of the Multiple Voting Shares, pursuant to Section (g) or otherwise, to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”)) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The Board may by resolution increase the 40% Threshold to an amount not to exceed 50% and in the event of any such increase all references to the 40% Threshold herein, shall refer instead to the amended threshold set by such resolution.

Conversion Limitations. In order to effect the FPI Protection Restriction, each holder of Multiple Voting Shares will be subject to the 40% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance of the Multiple Voting Shares and thereafter at the end of each of the Corporation’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [(A x 0.4) - B] x (C/D)

Where on the Determination Date:

X = Maximum Number of Subordinate Voting Shares Available For Issue upon Conversion of Multiple Voting Shares by a holder.

A = The Number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares issued and outstanding on the Determination Date.

B = Aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares held of record, directly or indirectly, by U.S. Residents on the Determination Date.

C = Aggregate number of Multiple Voting Shares held by holder on the Determination Date.

D = Aggregate number of all Multiple Voting Shares on the Determination Date.

For purposes of this subsection (g)(iii), the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine as of each Determination Date: (A) the 40% Threshold and (B) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Corporation will provide each holder of record a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of each holder to exercise the right to convert Multiple Voting Shares held by the holder. To the extent that requests for conversion of Multiple Voting Shares subject to the FPI Protection Restriction would result in the 40% Threshold being exceeded, the number of such Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion. To the extent that the FPI Protective Restriction contained in this Section (g) applies, the determination of whether Multiple Voting Shares are convertible shall be in the sole discretion of the Corporation.

(iv) Mandatory Conversion. Notwithstanding subsection (g)(iv), the Corporation may require each holder of Multiple Voting Shares (including any holder of Multiple Voting Shares issued upon conversion of the Super Voting Shares) to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A) the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(B) the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(C) the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

The Corporation will issue or cause its transfer agent to issue each holder of Multiple Voting Shares of record a Mandatory Conversion notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the Multiple Voting Shares are convertible and (ii) the address of record for such older. On the record date of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(v) Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Corporation shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with Section(g)(xii).

(vii) Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Corporation shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(viii) Adjustments for Distributions. In the event the Corporation shall declare a distribution to holders of Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (g)(vii), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(ix) Recapitalizations; Stock Splits. If at any time or from time-to-time, the Corporation shall (i) effect a recapitalization of the Subordinate Voting Shares; (ii) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (iii) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (iv) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Corporation or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (g) with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Section (g) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(x) No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(xi) Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (g), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (C) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(xii) Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(xiii) Disputes. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 40% Threshold or the FPI Protective Restriction by the Corporation to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the conversion ratio, the Conversion Ratio, 40% Threshold or the FPI Protective Restriction, as applicable. If the holder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Corporation and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the conversion ratio, Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Corporation’s independent, outside accountant. The Corporation, at the Corporation’s expense, shall cause the accountant to perform the determinations or calculations and notify the Corporation and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(h) Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Multiple Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.